Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT

by and among

Harvest FINCO, Inc., f/k/a Harvest Enterprises, Inc.;

San Felasco Nurseries, Inc.;

Certain Shareholders of San Felasco Nurseries, Inc.;

And

Marc Meisel, as Sellers’ Representative

Dated as of October 25, 2018

i

ii

Exhibits

Exhibit A	Acquired Company Shareholders
Exhibit B	Deposit Escrow Agreement

iii

AMENDED AND RESTATED SHARE EXCHANGE AGREEMENT

Dated as of October 25, 2018

This Amended and Restated Share Exchange Agreement (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and between (i) Harvest FINCO, Inc., formerly known as Harvest Enterprises, Inc. a Delaware corporation (the “Buyer”); (ii) San Felasco Nurseries, Inc., a Florida corporation (“Acquired Company”), (iii) each of the shareholders of the Acquired Company who executes a joinder to this Agreement (each, a “Seller” and collectively, the “Sellers”), and (iv) Marc Meisel, solely in his capacity as Sellers’ Representative (“Sellers’ Representative”). Each of Acquired Company, the Sellers and the Sellers’ Representative may be referred to collectively herein as the “Acquired Company Parties” and separately as an “Acquired Company Party.” Each of the Buyer and each Acquired Company Party may be referred to herein collectively as the “Parties” and separately as a “Party.”

RECITALS

WHEREAS, the Sellers own the number of shares of common stock of Acquired Company set forth on Exhibit A hereto, which shares constitute 100% of the issued and outstanding common stock of Acquired Company;

WHEREAS, the Buyer agrees to acquire from the Sellers all of the shares of common stock of Acquired Company held by the Sellers, in exchange for cash and the issuance by the Buyer or an Affiliate of the Buyer to Sellers of Buyer Common Stock, such that following the closing of the Transaction (as defined below) Buyer shall own 100% of the issued and outstanding common stock of Acquired Company (the “SFN Roll-Up” or “Transaction”);

WHEREAS, the Buyer has entered into or is in the process of entering into agreements to acquire (the “Affiliated Entities Roll-Up”) all or a portion of the entities that are affiliates of the Buyer set forth on Schedule 4.03(a) (the “Affiliate Transaction Entities”) (the SFN Roll-Up and the Affiliated Entities Roll-Up is collectively referred to as the “Roll-Up Transactions”);

WHEREAS, the Roll-Up Transactions are, taken as a whole, intended to collectively effectuate a U.S. income-tax-neutral Internal Revenue Code Section 351 property for stock exchange;

WHEREAS, the Affiliated Transaction Entities and the Acquired Company may become wholly or partially owned subsidiaries of the Buyer pursuant to the Roll-Up Transactions; and

WHEREAS, in furtherance of the foregoing, by entering into this Agreement, the Parties are amending and restating in its entirety that certain Share Exchange Agreement executed by Buyer and Acquired Company as of September 21, 2018 (the “Original Agreement”).

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, the Parties hereby amend and restated the Original Agreement in its entirety and it is hereby agreed as follows:

ARTICLE I. DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, have the following meanings

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise; excluding the audit of the Acquired Company to be conducted by Haynie.

(b)	“Acquired Company” means San Felasco Nurseries, Inc., a Florida corporation.

(c)	“Acquired Company Closing Certificate” has the meaning set forth in Section 2.01(f)

(d)	“Acquired Company Indemnified Party” has the meaning set forth in Section 8.02.

1

(e)	“Acquired Company Indemnifying Party” has the meaning set forth in Section 8.01.

(f)	“Acquired Company Intellectual Property” has the meaning in Section 3.11.

(g)	“Acquired Company Organizational Documents” has the meaning set forth in Section 3.01.

(h)	“Acquired Company Party” and “Acquired Company Parties” have the meanings set forth in the introductory paragraph hereto.

(i)	“Acquired Company Schedules” has the meaning set forth in the introductory paragraph of Article III.

(j)	“Acquired Company Shareholders Agreement” means the Third Amended and Restated Shareholders Agreement, dated as of October 17, 2017, by and among the Company and all of the Sellers.

(k)	“Acquired Company Stock” means all of the issued and outstanding equity securities of the Acquired Company, including without limitation all of the Class A Common Stock and Class B Common Stock.

(l)	“Acquired Share Consideration” has the meaning set forth in Section 2.01(a).

(m)	“Acquired Shares” has the meaning set forth in Section 2.01(a).

(n)	“Acquiror” has the meaning set forth in the definition of RTO Transaction.

(o)	“Additional Bridge Loan” has the meaning set forth in Section 2.03(c)(i).

(p)	“Additional Deposit” has the meaning set forth in Section 2.03(c)(ii).

(q)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(r)	“After Tax Basis” has the meaning set forth in Section 8.08.

(s)	“Agreement” has the meaning set forth in the introductory paragraph hereto.

(t)	“Arbitrator” has the meaning set forth in Section 9.01(a).

(u)	“Assets” has the meaning set forth in Section 3.09.

(v)	“Auditability Assessment Date” means the date that is 10 days from the Original Agreement Date.

(w)	“Audit Engagement Letter” has the meaning set forth in Section 2.03(b).

(x)	“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

(y)	“Basket” has the meaning set forth in Section 8.07.

(z)	“Books and Records” has the meaning set forth in Section 3.08.

(aa)	“Bridge Loan” means the loan by the Buyer to the Acquired Company in the principal amount of $2,500,000 as evidenced by the Upfront Secured Promissory Note issued by the Acquired Company in favor of the Buyer dated September 7, 2018.

(bb)	“Bridge Loan Advance” has the meaning set forth in Section 2.03(c)(i).

(cc)	“Burn Payment” and “Burn Payments” have the meaning set forth in Section 2.03(c)(iv).

2

(dd)	“Business” means the Cannabis growing, manufacturing of Cannabis Products and retail sales in the State of Florida.

(ee)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by law or executive order to close.

(ff)	“Buyer” has the meaning set forth in the introductory paragraph hereto.

(gg)	“Buyer Common Stock” has the meaning set forth in Section 2.01(c)(iii).

(hh)	“Buyer Extension Right” has the meaning set forth in Section 2.03(b).

(ii)	“Buyer Indemnified Party” has the meaning set forth in Section 8.01.

(jj)	“Buyer Indemnifying Party” has the meaning set forth in Section 8.02.

(kk)	“Buyer Organizational Documents” has the meaning set forth in Section 4.01.

(ll)	“Buyer Parties” has the meaning set forth in Section 4.14.

(mm)	“Buyer Schedules” has the meaning set forth in the introductory paragraph of Article IV.

(nn)	“Canadian Securities Laws” means the securities legislation of each of the provinces and territories of Canada, and the rules, regulations, instruments, notices, blanket orders and policies published and/or promulgated thereunder, including the rules of the exchanges, as such may be amended from time to time.”

(oo)	“Cannabis Inventory” means living plants and bagged inventory of flower, trim, and other cannabis materials, including Cannabis Products, all in possession of the Acquired Company on the Closing Date.

(pp)	“Cannabis Products” means Cannabis Inventory converted into any products or derivative products.

(qq)	“Cannabis Revenue Share” has the meaning set forth in Section 2.01(d).

(rr)	“Cash and Cash Equivalents” means all cash, cash in transit (including all uncleared checks and wires) cash equivalents, bank deposits, investment accounts, money market accounts, lockboxes, certificates of deposit, bank accounts, prepaid expenses, security deposits and other similar cash items of the Acquired Company, all as set forth on the Acquired Company Closing Certificate, which cash and cash equivalents will be available for the benefit of the Acquired Company immediately following the Closing. The Acquired Company Closing Certificate shall itemize by the above categories the cash and cash equivalents amounts held, the accounts and account titles and other information to verify the same and the agreement pursuant to which such cash and cash equivalents are held and any restrictions on the immediate use thereof by the Acquired Company following the Closing.

(ss)	“Cash Consideration” has the meaning set forth in Section 2.01(c)(ii).

(tt)	“CERCLA” has the meaning set forth in Section 3.21(b).

(uu)	“Class A Common Stock” has the meaning set forth in Section 2.01(a).

(vv)	“Class B Common Stock” has the meaning set forth in Section 2.01(a).

(ww)	“Closing” and “Closing Date” have the meanings set forth in Section 2.03(a).

(xx)	“Closing Date” has the meaning set forth in Section 2.03(a).

(yy)	“Code” means the Internal Revenue Code of 1986, as amended.

3

(zz)	“Collateral Source” has the meaning set forth in Section 8.05.

(aaa)	“Consents” has the meaning set forth in Section 3.04.

(bbb)	“Contracts” means any written contract, lease, commitment or other agreement.

(ccc)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.” Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “50% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 50% Owner ) of the Controlled Person.

(ddd)	“D&O Indemnified Person” has the meaning set forth in Section 6.06(a).

(eee)	“Deposit” has the meaning set forth in Section 2.01(e).

(fff)	“Deposit Escrow Account” has the meaning set forth in the Deposit Escrow Agreement.

(ggg)	“Deposit Escrow Agent” means Dentons Canada S.E.N.C.R.L..

(hhh)	“Deposit Escrow Agreement” has the meaning set forth in Section 2.01(e).

(iii)	“Effective Date” has the meaning set forth in the introductory paragraph hereto.

(jjj)	“Enterprise Value” has the meaning set forth in Section 2.01(b)

(kkk)	“Environmental Laws” has the meaning set forth in Section 3.21(a).

(lll)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

(mmm)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(nnn)	“Exchange Price” has the meaning set forth in Section 2.01(c)(ii)

(ooo)	“Exchange Shares” has the meaning set forth in Section 2.01(c)(iii).

(ppp)	“Fee Receivables” has the meaning set forth in Section 2.08.

(qqq)	“Fundamental Representation” has the meaning set forth in Section 8.06.

(rrr)	“Harvest DCP” means Harvest Dispensaries, Cultivations & Production Facilities, LLC, an Arizona limited liability company.

(sss)	“Haynie” has the meaning set forth in Section 2.03(b).

(ttt)	“Holdback Notes” has the meaning set forth in Section 2.02(b).

(uuu)	“Indebtedness” means (i) any liabilities for borrowed money or amounts owed for trade accounts payable, including, but not limited to, the Bridge Loan, the Additional Bridge Loan, the Second Additional Bridge Loan (if any), the Third Additional Bridge Loan (if any), (ii) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Acquired Company’s consolidated balance sheet (or the notes thereto); and (iii) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP.

4

(vvv)	“Indemnification Notice” has the meaning set forth in Section 8.03(a).

(www)	“Indemnity Escrow Amount” has the meaning set forth in Section 2.02(c)(ii).

(xxx)	“Indemnity Holdback Note” has the meaning set forth in Section 2.02(b).

(yyy)	“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, and (iv) all computer software (including source code, executable code, data, databases and documentation).

(zzz)	“Inventory Report” has the meaning set forth in Section 3.15.

(aaaa)	“Knowledge” means (a) with respect to the Acquired Company, the actual knowledge of Marc Meisel or the most senior officer or manager of the Acquired Company in the event Mr. Meisel is unavailable, (b) with respect to any Seller that is an entity, the actual knowledge of the officers, managers or directors of such entity, as the case may be, (c) with respect to any Seller who is an individual, the actual knowledge of such individual, and (d) with respect to the Buyer, the actual knowledge of Jason Vedadi and Sean Berberian.

(bbbb)	“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation; provided, however, the parties hereby acknowledge that under United States federal law, and more specifically the Federal Controlled Substances Act, the possession, use, cultivation, marketing and transfer of cannabis is illegal and that, notwithstanding anything to the contrary, with respect to regulated cannabis business activities, “Law”, “law”, or “federal” shall only include such federal law, authority, agency, or jurisdiction as is not in conflict with the Laws, regulations, authority, agency, or jurisdiction of any state, district, or territory regarding such regulated cannabis business activities.

(cccc)	“Lien” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(dddd)	“Losses” has the meaning set forth in Section 8.01.

(eeee)	“Material Adverse Effect” or “Material Adverse Change” means a material and adverse change or a material and adverse effect, individually or in the aggregate, on the condition (financial or otherwise), net worth, management, earnings, cash flows, business, operations or properties of a Party taken as a whole, whether or not arising from transactions in the ordinary course of business; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change attributable to: (i) general economic or political conditions; (ii) conditions affecting the industries in which the Acquired Company operates (including but not limited to the cannabis industry), except to the extent such adversely affects the Acquired Company in a disproportionate manner relative to other companies in the cannabis industry; (iii) any changes in financial, banking or securities markets in general; (iv) a national emergency, acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP); (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Acquired Company; (vii) any natural or man-made disaster or acts of God; (viii) any failure by the Acquired Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failure will be considered in determining whether this is or has been a Material Adverse Effect); (ix) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with written consent of or at the written consent of the Buyer; (x) any matter disclosed to the Buyer by the Acquired Company in the data room established for the Transaction at least three Business Days prior to Closing, (xi) the TGS Dispute including any Action threatened or filed by TGS, (xii) any Action threatened or filed by any other holder of any Indebtedness, and (xiii) any Action threatened or filed by any shareholder of the Acquired Company.

5

(ffff)	“Material Contracts” has the meaning set forth in Section 3.16(a).

(gggg)	“Notes” has the meaning set forth in Schedule 4.03.

(hhhh)	“[***]” has the meaning set forth in Section 5.01(f).

(iiii)	“[***] Indebtedness” has the meaning set forth in Section 5.01(f).

(jjjj)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by an Authority.

(kkkk)	“Original Agreement” has the meaning set forth in the recitals hereto.

(llll)	“Original Agreement Date” means September 21, 2018.

(mmmm)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

(nnnn)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(oooo)	“Pro Rata Share” means a percentage equal to the number of Acquired Shares owned by a Seller divided by the number of Acquired Shares owned by all Sellers.

(pppp)	“Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Acquired Company, the Sellers, the Sellers’ Representative, or any of their respective Affiliates, equity or holders, directors, officers, employees, agents, advisors, on the one hand, and attorneys (including Locke Lord LLP), on the other hand, to the extent (and only to the extent) such communication is deemed protected attorney client privileged communication under applicable law relating to (a) this Agreement or the other Transaction Documents to which the Acquired Company is a party, the negotiations leading to this Agreement and such other Transaction Documents and the transactions contemplated hereby and thereby, and (b) any prior negotiations for a sale of the Company with Buyer or any of its Affiliates, in each case which, immediately prior to the Closing, was attorney-client privileged communications between such party, on the one hand, and its attorneys (including Locke Lord LLP), on the other hand.

(qqqq)	“Public Offering” has the meaning set forth in the definition of RTO Transaction.

(rrrr)	“Purchase Price” has the meaning set forth in Section 2.01(b).

(ssss)	“Put Agreement” has the meaning set forth in Section 6.08.

(tttt)	“Put Consideration” has the meaning set forth in Section 6.08.

(uuuu)	“Regulation S” has the meaning set forth in Section 3.24(f).

(vvvv)	“Regulatory License” means the license and related approvals authorizing the Acquired Company to operate as a Medical Marijuana Treatment Center that can lawfully produce, process and dispense medical marijuana and marijuana products pursuant to under the Florida Compassionate Medical Cannabis Act of 2014.

6

(wwww)	“Representative Fund” has the meaning set forth in Section 10.01(e).

(xxxx)	“Representative Fund Amount” has the meaning set forth in Section 10.01(e).

(yyyy)	“Restricted Business” has the meaning set forth in Section 10.22.

(zzzz)	“RTO Transaction” means and shall be deemed completed upon the closing of both (A) a transaction pursuant to which the Buyer becomes subject to the reporting requirements of the Exchange Act, or to similar reporting requirements of Canadian Securities Laws of any one or more province or territory of Canada, whether directly or indirectly by way of becoming a subsidiary of an entity subject to such reporting requirements (the “Acquiror”) and (B) (x) a public offering of securities of the Buyer, or of the securities of Acquiror, pursuant to a registration statement filed by the Buyer with the Securities and Exchange Commission or a prospectus filed by Acquiror with any one or more securities commission or similar regulatory authority in Canada or (y) a private placement of securities of the Buyer, or of the securities of Acquiror or securities of a special purpose entity to be converted into securities of the parent of the Buyer in connection with the transaction; in either which case the Buyer or Acquiror receives gross proceeds of at least $50,000,000 (the “Public Offering”).

(aaaaa)	“Rule 144” has the meaning set forth in Section 3.24(f).

(bbbbb)	“Second Additional Deposit” has the meaning set forth in Section 2.03(c)(iii).

(ccccc)	“Second Additional Bridge Loan” has the meaning set forth in Section 2.03(c)(ii).

(ddddd)	“Securities” has the meaning set forth in Section 3.24(a).

(eeeee)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(fffff)	“Seller” and “Sellers” has the meaning set forth in the introductory paragraph hereto.

(ggggg)	“Stock Consideration” has the meaning set forth in Section 2.01(c)(iii).

(hhhhh)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

(iiiii)	“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(jjjjj)	“Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

(kkkkk)	“Termination Date” means December 1, 2018, provided that the Parties may amend such Termination Date pursuant to Section 10.12.

7

(lllll)	“Third Party Claim” has the meaning set forth in Section 8.03(a).

(mmmmm)	“Third Additional Bridge Loan” has the meaning set forth in Section 2.03(c)(iii).

(nnnnn)	“TGS” means TGS National Franchise, LLC and all of its Affiliates.

(ooooo)	“TGS Claims” has the meaning set forth in Section 2.02(c)(i).

(ppppp)	“TGS Dispute” means any and all disputes, claims, or disagreements relating to the Franchise Agreements and the business dealings and relationship between the Acquired Company and TGS, including without limitation disputes relating to the Acquired Company’s termination of the TGS

Franchise Agreements, any Action by TGS alleged, threatened or filed against the Acquired Company seeking money damages, injunctive relief, or other remedies; but excluding the Acquired Company’s obligations to repay the TGS Note.

(qqqqq)	“TGS Dispute Legal Fees” has the meaning set forth in Section 2.02(c)(i)

(rrrrr)	“TGS Escrow Agents” mean Marc Meisel acting as Sellers’ representative on behalf of the Sellers and one person designated by the Buyer who shall jointly have the right to administer the TGS Escrow Amount, including making disbursements to fund ongoing legal expenses, related travel, and any settlement payments.

(sssss)	“TGS Escrow Amount” has the meaning set forth in Section 2.02(c)(i).

(ttttt)	“TGS Franchise Agreements” means the franchise agreements between TGS as franchisor and the Acquired Company as franchisee.

(uuuuu)	“TGS Holdback Note” has the meaning set forth in Section 2.02(a).

(vvvvv)	“TGS Note” means the Unsecured Upfront Promissory Note dated March 23, 2018.

(wwwww)	“Transaction” has the meaning set forth in Section 2.01(a).

(xxxxx)	“Transaction Bonuses” means any and all bonus amounts and/or other related amounts payable to any current or prior Acquired Company shareholder, officers, directors, consultants, advisors, bankers, Affiliates and/or any other Persons that the Acquired Company is obligated to pay as a result of the transactions contemplated by this Agreement, including the sale of any of the Acquired Shares and/or the change of control of the Acquired Company (including the Acquired Company’s portion of any employment taxes related to such bonus amount).

(yyyyy)	“Transaction Documents” has the meaning set forth in Section 3.03.

(zzzzz)	“Transaction Expenses” means all Acquired Company unpaid costs, fees and expenses (including any such costs, fees and expenses incurred by the Acquired Company in connection with the transactions contemplated by this Agreement on behalf of any of the Sellers or that the Acquired Company agreed to or is obligated to pay for or on behalf of any of the Sellers) including, but not limited to, all outside professionals (including, but not limited to, legal counsels, accountants, financial advisors, investment bankers, experts, consultants, other advisors and/or other service providers), filing fees, costs and expenses incurred in obtaining any certificates from any Authority and all other costs, fees and expenses related and/or incidental to this Agreement and/or the transactions contemplated by this Agreement and/or the other Transaction Documents, but for the avoidance of doubt, excluding any costs, fees and expenses incurred by the Buyer, Acquiror, or any of their Affiliates.

(aaaaaa)	“Upfront Secured Promissory Note” means the $2,500,000 upfront secured promissory note issued by Acquired Company to Buyer to evidence the Bridge Loan dated September 7, 2018.

8

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a)	the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)	terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)	the terms “Dollars” and “$” mean United States Dollars;

(d)	references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)	wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)	references herein to any gender shall include each other gender;

(g)	references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)	references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)	references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)	with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)	references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l)	references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II. SHARE EXCHANGE AND OTHER CONSIDERATION

Section 2.01 The Share Exchange and Other Consideration

(a)	On the terms and subject to the conditions set forth in this Agreement, the Sellers, who hold an aggregate of 181,034 shares of Acquired Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) and 2,385,354.8 shares of Acquired Company’s Class B Common Stock, par value $0.01 per share, (the “Class B Common Stock”), collectively representing 100% of Acquired Company’s issued and outstanding capital stock (collectively, the “Acquired Shares”), shall sell, assign, transfer and deliver to the Buyer, free and clear of all Liens, all of the Acquired Company capital stock held by them in exchange for the Acquired Share Consideration (the “Transaction”). Each Seller expressly and knowingly waives all preemptive rights and other restrictions on transfer and/or sale of the Acquired Shares owned by such Seller set forth opposite such Seller’s name on Exhibit A, which rights and restrictions are conferred on such Seller under the Acquired Company Organizational Documents of the Company, the Acquired Company Shareholders Agreement and/or otherwise, for itself and for all shareholders in accordance with and pursuant to Section 7.14(iv) of the Acquired Company Shareholders Agreement.

(b)	Subject to the terms and conditions set forth in this Agreement including, without limitation, the amounts set forth in Section 2.02, and in reliance on the representations, warranties and covenants of the parties hereto, the consideration for the Transaction shall be based on an Acquired Company enterprise value equal to $62,500,000 (the “Enterprise Value”); provided that the Stock Consideration shall be computed based upon the Enterprise Value plus 12% as provided for in Section 2.01(c)(iii). The “Acquired Share Consideration” shall be an amount equal to the Cash Consideration plus the Stock Consideration. The Cash Consideration shall be adjusted as of the Closing Date as follows provided that such adjustments do not result in aggregate cash payments by Buyer in excess of $55,000,000 (the Acquired Share Consideration, as adjusted pursuant to clauses (i)-(iv) below, the “Purchase Price”):

(i)	decreased by the aggregate amount of all Indebtedness of the Acquired Company outstanding on the Closing Date, all of which will be fully set forth on the Acquired Company Closing Certificate, which Indebtedness will be paid on the Acquired Company’s behalf directly by the Buyer on the Closing Date to each Person who holds and/or is owed any Indebtedness of the Acquired Company;

9

(ii)	decreased by all Transaction Expenses outstanding on the Closing Date, all of which will be fully set forth on the Acquired Company Closing Certificate, which Transaction Expenses will be paid on the Acquired Company’s behalf directly by the Buyer on the Closing Date to each Person providing the services that resulted in Transaction Expenses;

(iii)	decreased by all Transaction Bonuses, all of which will be fully set forth on the Acquired Company Closing Certificate, which Transaction Bonuses will be paid by Buyer to the Acquired Company on behalf of the Persons owed Transaction Bonuses for payment through Acquired Company payroll to the Persons owed such Transaction Bonuses; and

(iv)	increased by the amount of Cash and Cash Equivalents of the Acquired Company as of the Closing to the extent of any remaining Cash and Cash Equivalents not used by the Acquired Company to pay any Indebtedness, Transaction Expenses or Transaction Bonuses in accordance with Section 2.01(f) below.

(c)	The Purchase Price will be payable by Buyer to Sellers at Closing as follows:

(i)	the Representative Fund Amount to the Sellers’ Representative, to hold for the benefit of the Sellers as the Representative Fund in accordance with Section 10.01 below;

(ii)	Based on the elections of the Sellers prior to the Closing, an amount in cash equal to a maximum of (1) $55,000,000, minus (2) the amounts determined pursuant to Sections 2.01(b)(i) through (iii), plus (3) the amount determined pursuant to Section 2.01(b)(iv) (based on clauses (1) through (3), the amount so elected, the “Cash Consideration”), minus (4) the Representative Fund Amount, minus (5) the TGS Escrow Amount and the Indemnity Escrow Amount, which shall be allocated among the Sellers in accordance with Exhibit A hereto;

(iii)	The aggregate balance of the Purchase Price after deducting the Cash Consideration shall be increased by 12%) and shall be payable to and allocated among the Sellers in the amounts set forth on Exhibit A hereto in shares of the Buyer’s Class A Common Stock, par value $0.0001 per share or equivalent stock of an Affiliate of Buyer (the “Buyer Common Stock”) or in the event that the Buyer becomes a subsidiary of a parent entity under circumstances described herein, the common stock of Acquiror (the “Stock Consideration”). The number of shares of Stock Consideration to be issued (the “Exchange Shares”) shall be determined by dividing the amount of the Stock Consideration by the lesser of (A) the value of each issued and outstanding share of Buyer Common Stock or common stock of the Acquiror, as the case may be, as of the time of issuance based on a deemed enterprise value of the Buyer or the Acquiror, as the case may be, of $840,000,000 (which for purposes of illustration will be $8.40 per share if, for example the total number of shares of stock of the Buyer or Acquiror and the Affiliate Entities issued and outstanding is 100,000,000) and (B) 70% of the sale price of the applicable securities in the Public Offering (as defined below) (collectively, the “Exchange Price”); and

(iv)	issuance of the Holdback Notes pursuant to Section 2.02 in the principal amounts of the TGS Escrow Amount and the Indemnity Escrow Amount.

(d)	In addition to the Purchase Price, the Buyer shall pay to Sellers in proportion to their ownership interest in the Acquired Company as set forth on Schedule 3.05(a), an aggregate of 40% of gross revenues collected on a cash basis (exclusive of bad debt, returns, credits, and Taxes) received from the sale by the Acquired Company of any Cannabis Inventory (the “Cannabis Revenue Share”) set forth on the Inventory Report. The Inventory Report sets forth the Inventory on the date of this Agreement of the Cannabis Inventory and Cannabis Products. On the day prior to the Closing Date, the Sellers shall provide a revised Inventory Report dated the date delivered. The Cannabis Revenue Share shall be accounted for as of the last day of each month during the revenue share period commencing 30 days after the first full month after the Closing Date. The Buyer agrees to use commercially reasonable best efforts to convert the Cannabis Inventory into Cannabis Products and to sell such Cannabis Products to consumers within the State of Florida. Concurrently with such payments, the Buyer will deliver to the Sellers an inventory report setting forth a list of the remaining inventory of raw materials, work-in-process and finished goods of the Acquired Company that existed as of the Closing, including, but not limited to, its Cannabis Products and Cannabis Inventory, plus any Cannabis Products or Cannabis Inventory that was determined by the Buyer to be obsolete and was destroyed or otherwise disposed of in accordance with applicable Law, in each case as of the end of the immediately preceding month. For the avoidance of doubt, the parties expressly agree that the inventory of the Acquired Company will be delivered at Closing on an as is and where is with all faults basis. Sellers’ Representative, on behalf of the Sellers, shall have the right to access such information as reasonably requested by Sellers’ Representative from time to time to the extent reasonably necessary to review and confirm the amounts of the Cannabis Revenue Share payments and the other information on the inventory report delivered by Buyer to Sellers, including access to such reports as may be reasonably requested by Sellers’ Representative from Acquired Company’s BioTrack account for the sole purpose of confirming the Cannabis Revenue Share. In addition, Seller’s Representative shall have view only access to the Acquired Company’s BioTrack account for the sole purpose of confirming the Cannabis Revenue Share and such access shall be limited to no more frequently than once per two-month period during the period of time when any Cannabis Inventory exists.

10

(e)	Upon the Original Agreement Date, the Buyer deposited or caused to be deposited $6,250,000 (the “Deposit”) in the Deposit Escrow Account to be administered by the Deposit Escrow Agent pursuant to the terms of the Deposit Escrow Agreement in the form as attached hereto as Exhibit B (the “Deposit Escrow Agreement”). Except as otherwise set forth herein, the Deposit shall be non-refundable to the Buyer. At Closing, the Deposit shall be wire transferred in immediately available funds to the Sellers as part of the Cash Consideration. Any interest earned on the Deposit shall be paid to the Sellers in proportion to their ownership interest in the Acquired Company. The costs and expenses associated with the Deposit Escrow Agreement including the fees of the Deposit Escrow Agent shall be borne 50% by the Acquired Company and 50% by the Buyer (the foregoing shall survive the Closing or any earlier termination of this Agreement). The timely payment of the Deposit is an absolute obligation of the Buyer and no event or act (or failure to act) of any party for any reason whatsoever shall delay or excuse the Buyer’s obligation to do so. Accordingly, Buyer’s failure to pay the Deposit on the Original Agreement Date and Buyer’s failure to pay the “Additional Deposit” or “Second Additional Deposit” as required under this Agreement on the dates when due, shall constitute a material default and all of Buyer’s rights and all of Seller’s obligations under this Agreement may, at the election of the Sellers’ Representative if such default is not cured within three (3) Business Days after written notice, be immediately terminated without the need for any further notice or any opportunity for the Buyer to cure its default, the Seller may thereupon exercise all of its rights to seek any and all available damages from the Buyer, including recovery from the Deposit and any Additional Deposit or Second Additional Deposit deposited into the Deposit Escrow Account pursuant to the terms of this Agreement.

(f)	On the close of business three (3) Business Days immediately prior to the Closing Date, the Sellers’ Representative and the Acquired Company shall prepare and deliver to the Buyer a duly executed Acquired Company Closing Certificate (including all calculations in reasonable detail) setting forth (i) the amount of all Indebtedness of the Company outstanding at the Closing, (ii) the amount of unpaid Transaction Expenses outstanding at the Closing, (iii) the amount of unpaid Transaction Bonuses outstanding at the Closing, (iv) the amount of the Purchase Price, (v) the aggregate amount of Cash and Cash Equivalents of the Acquired Company at the Closing, (vi) a breakout of the payment of the Purchase Price amount between Cash Consideration and Stock Consideration (such statement, the “Acquired Company Closing Certificate”). These calculations will be used in connection with the payments described in Sections 2.01(a) and (b).

(g)	Prior to the Closing, the Acquired Company shall use all or substantially all of its Cash and Cash Equivalents to satisfy a portion of the Acquired Company’s outstanding payment obligations (including Indebtedness) such that, as of the Closing, the Acquired Company shall have a balance of Cash and Cash Equivalents of $0 or a nominal amount. In the event the Acquired Company has a Cash and Cash Equivalent balance above $0, the Acquired Company shall hold all such Cash and Cash Equivalents in the account set forth on Schedule 2.01(f). For the avoidance of doubt, for the purposes of calculating the Purchase Price, the amount of Cash and Cash Equivalents to be used shall be the balance, if any, remaining after such payment of outstanding payment obligations. The Parties acknowledge and agree the Acquired Company may defer such use of all or substantially all of its Cash and Cash Equivalents until the day of the Closing and may apply such Cash and Cash Equivalents as contemplated in this Section 2.01(f) simultaneously with payment of the Cash Consideration from Buyer.

11

Section 2.02 Purchase Price Adjustments; Holdbacks.

(a)	At Closing, Buyer, Harvest DCP and Acquired Company, as co-obligors, shall issue to Sellers’ Representative as representative and agent of Sellers a promissory note in the original principal amount of the TGS Escrow Amount (the “TGS Holdback Note”), which TGS Holdback Note shall bear interest at the short-term applicable federal rate in effect on the Closing Date if such loan would result in “imputed interest” under applicable Internal Revenue Code rules and regulations (increasing to 18% upon a default), shall be issued for the benefit of the Sellers and allocated among their Pro Rata Share of the Cash Consideration.

(b)	At Closing, Buyer, Harvest DCP and Acquired Company, as co-obligors, shall issue to Sellers’ Representative as representative and agent of Sellers a promissory note in the original principal amount of the Indemnity Escrow Amount (the “Indemnity Holdback Note”; collectively with the TGS Holdback Note, the “Holdback Notes”), which Indemnity Holdback Note shall bear interest at the short-term applicable federal rate in effect on the Closing Date if such loan would result in “imputed interest” under applicable Internal Revenue Code rules and regulations (increasing to 18% upon a default), shall be issued for the benefit of the Sellers and allocated among their Pro Rata Share of the Cash Consideration.

(c)	At Closing, the Buyer shall reduce the Cash Consideration by the principal amount of the Holdback Notes, and shall be permitted to cancel portions of the Holdback Notes as follows:

(i)	$[***] (the “TGS Escrow Amount”), consisting of the TGS Holdback Note, shall be available as a reserve against all Actions and Losses incurred or suffered by the Acquired Company, the Buyer, their affiliates and their respective officers, directors, employees and agents or any of them arising from, in connection with or as a result of the TGS Dispute (collectively, the “TGS Claims”). Each Seller shall fund its Pro Rata Share of the TGS Escrow Amount with Cash Consideration. Buyer shall have the right to recover Losses in respect of TGS Claims from each Seller’s Pro Rata Share of the TGS Escrow Amount by reducing the principal amount of the TGS Holdback Note. The TGS Escrow Agents shall jointly have the right to administer the TGS Escrow Amount, including making offsets to fund ongoing TGS Claims. The TGS Escrow Amount shall be released by repayment in full of the TGS Holdback Note on the earlier of the non-appealable resolution in full of all TGS Claims and the expiration of the statute of limitations for breach of contract claims in the State of Florida. Notwithstanding the foregoing, if the Closing has not occurred within ten (10) days after fulfillment of the condition of closing set forth in Section 5.01(e) requiring the approval from the State of Florida of the variance to the Regulatory License as a result of the proposed change in control from the Sellers to Buyer then the amount of legal fees (“TGS Dispute Legal Fees”) reasonably approved by the Buyer and the Acquired Company and incurred by the Acquired Company relating to the TGS Dispute during the period commencing on the 11th day after the fulfillment of such closing condition and the Closing, shall be payable to Sellers as Cash Consideration reducing on a dollar for dollar basis the $[***] TGS Escrow Amount; and

(ii)	$[***] (the “Indemnity Escrow Amount”), consisting of the Indemnity Holdback Note, shall be available as a reserve for indemnification claims made by the Buyer against the Sellers pursuant to Section 8.01. Each Seller shall fund its Pro Rata Share of the Indemnity Escrow Amount with Cash Consideration (for the avoidance of doubt, each Seller shall fund the TGS Escrow Amount with Cash Consideration prior to funding the Indemnity Escrow Amount with Cash Consideration). Buyer shall have the right to recover Losses in respect of indemnification claims pursuant to Section 8.01 from Sellers by reducing the principal amount of the Indemnity Holdback Note. The Indemnity Escrow Amount shall be released by repayment in full of the Indemnity Holdback Note on the 12 month anniversary of the Closing, provided that if a claim has been made on any Buyer Indemnified Party for any Losses as provided for in Section 8.01, a reserve amount equal to Buyer’s good faith estimate of amount of such claim shall be retained as an outstanding amount under the Indemnity Holdback Amount.

Section 2.03 Closing; Right to Extend Closing Date.

(a)	Closing. The closing of the transactions contemplated by this Agreement shall occur no later than 10 days following the satisfaction or waiver (by the Party for whose benefit the conditions to exist) of the conditions to closing set forth in Article V (the “Closing”) hereof at the offices of Legal & Compliance, LLC, 330 Clematis Street, Suite 217, West Palm Beach, FL 33401, at 10:00 a.m. local time, or at such other date, time or place as the Parties may agree (the date and time at which the Closing is actually held being the “Closing Date”).

12

(b)	Right to Extend Closing Date. Subject to the Buyer’s performance of the conditions set forth in Section 2.03(c), the Buyer shall have the right to extend the Closing for a period of up to seventy (70) days for the purpose of allowing Haynie & Company, Certified Public Accountants (“Haynie”) to complete its audit of the Acquired Company’s financial statements as provided for in Haynie’s engagement letter signed by the Buyer and the Acquired Company (the “Audit Engagement Letter”) (the “Buyer Extension Right”). Notwithstanding anything to the contrary, the conditions set forth in Sections 5.01 and 5.02 shall have been and continue to be satisfied as of the Closing Date.

(c)	Buyer Extension Right Consideration. As consideration for the Buyer Extension Right, the Buyer shall do the following:

(i)	Loan to the Acquired Company an additional $1,000,000 (the “Additional Bridge Loan”) which amount shall be deemed a secured loan covered under a security agreement and the same lien evidenced by the UCC-1 financing statement securing the Bridge Loan (the “Bridge Loan Advance”). The Bridge Loan Advance shall be funded on the next business day following the Original Agreement Date and evidenced by a secured promissory note in principal amount of $1,000,000 payable in full along with 6% interest per annum on a date which is 18 months from the Original Agreement Date.

(ii)	If the Closing has not occurred within 30 days after the Auditability Assessment Date and the Acquired Company Parties are not in breach of any term or condition of this Agreement beyond any applicable cure date, the Buyer shall on the 31st day after the Auditability Assessment Date deposit in the Deposit Escrow Account with the Deposit Escrow Agent an additional Four Million Dollars ($4,000,000), which amount shall be deemed to be an addition to the Deposit (“Additional Deposit”) and the Buyer shall make an additional secured loan of $1,000,000 (“Second Additional Bridge Loan”) which amount shall be funded on such 31st day after the Auditability Assessment Date. The Second Additional Bridge Loan shall be evidenced by a secured promissory note in principal amount of $1,000,000 payable in full along with 6% interest per annum on a date which is 18 months from the date of such advance. The Second Additional Bridge Loan shall be deemed a secured loan under a security agreement and the same lien evidenced by the UCC-1 financing statement securing the Bridge Loan.

(iii)	If the Closing has not occurred within 60 days after the Auditability Assessment Date and the Acquired Company Parties are not in breach of any term or condition of this Agreement beyond any applicable cure date, the Buyer shall on the 61st day after the Auditability Assessment Date deposit in the Deposit Escrow Account with the Deposit Escrow Agent an additional Four Million Dollars ($4,000,000), which amount shall be deemed to be an addition to the Deposit (“Second Additional Deposit”) and the Buyer shall make an additional secured loan of $1,000,000 (“Third Additional Bridge Loan”) which amount shall be funded on such 61st day after the Auditability Assessment Date. The Third Additional Bridge Loan shall be evidenced by a secured promissory note in principal amount of $1,000,000 payable in full along with 6% interest per annum on a date which is 18 months from the date of such advance. The Third Additional Bridge Loan shall be deemed a secured loan under a security agreement and the same lien evidenced by the UCC-1 financing statement securing the Bridge Loan.

(iv)	If the Closing has not occurred within ten (10) days after fulfillment of the condition of closing set forth in Section 5.01(e) requiring the approval from the State of Florida of the variance to the Regulatory License as a result of the proposed change in control from the Sellers to Buyer and the Acquired Company Parties are not in breach of any term or condition of this Agreement beyond any applicable cure date, then commencing on the 11th day after the fulfillment of such closing condition, the Buyer shall provide to the Acquired Company $100,000 per week (each, a “Burn Payment”), which funds shall be used to fund the Acquired Company’s working capital needs, including payment of its operating expenses (the “Burn Payments”), payable in cash to the accounts directed by the Acquired Company no later than 2:00 p.m. (EST) weekly commencing on such 11th day (or the next business day if the 11th day is on a weekend) and on the same day of each week thereafter until the Closing occurs. If the Closing occurs, with respect to a Burn Payment or Burn Payments previously paid, such amounts shall (a) at the election of the Buyer, be deemed a contribution to capital of the Acquired Company and retained thereby, or an intercompany debt owed to the Buyer or Acquiror, (b) neither increase nor decrease the Enterprise Value or the Purchase Price and (c) not be treated as Indebtedness. If the Closing does not occur and this Agreement is terminated pursuant to Sections 7.01(a) or (b), then upon termination, the Burn Payments shall be added to the principal amount of the Additional Bridge Loan and such loan shall be amended and restated to reflect such additional advance. If the Closing does not occur and this Agreement is terminated pursuant to any other section, the Acquired Company shall retain the Burn Payments as non-refundable deposits hereunder.

13

Section 2.04 Acquired Company and Sellers Deliverables at the Closing. The Acquired Company and/or the Sellers, as applicable, shall deliver to the Buyer:

(a)	The original stock certificates evidencing all of the Acquired Shares, accompanied by duly executed stock powers or such other instruments of transfer duly executed in blank and with all required stock transfer stamps affixed, in form and substance satisfactory to the Buyer as required for the same to be transferred to the ownership of the Buyer, with all necessary transfer Tax and other revenue stamps, acquired at each Seller’s expense, affixed, provided that if any original stock certificates are lost, the applicable Seller may deliver a lost certificate affidavit and indemnification agreement in a form mutually acceptable to the Acquired Company and the Buyer;

(b)	A certificate of the Secretary of the Acquired Company, dated as of the Closing, and:

(i)	attaching and certifying (i) copies of the resolutions of the Board of Directors of the Acquired Company authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the transactions contemplated herein; and (ii) the Acquired Company Organizational Documents;

(ii)	certifying that the conditions set forth in Article IV have been satisfied and that the statements therein are true and correct; and

(iii)	attaching a certificate of status issued by the Florida Secretary of State for the Acquired Company, dated as of a date within 5 days of the Closing;

Section 2.05 Buyer Deliverables at the Closing. At the Closing (or as otherwise stated), the Buyer shall deliver:

(a)	The Cash Consideration to the Sellers allocated pursuant to the elections delivered to the Buyer by Sellers’ Representative at least one Business Day prior to Closing;

(b)	The Exchange Shares to the Sellers allocated pursuant to the elections delivered to the Buyer by Sellers’ Representative at least one Business Day prior to Closing;

(c)	If applicable, the Holdback Notes to Sellers’ Representative; and

(d)	To the Sellers a certificate of the Secretary of the Buyer, dated as of the Closing, and:

(i)	attaching and certifying copies of (i) the resolutions of the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the other documents referenced herein and the completion of the transactions contemplated herein, and (ii) the Buyer Organizational Documents;

(ii)	certifying that the conditions set forth in Article IV have been satisfied and that the statements therein are true and correct, and that the Transaction has been approved by the holders of a majority of the then-outstanding principal amount under the Notes and such approval has not been rescinded and is still in effect; and

(iii)	attaching a certificate of status issued by the Delaware Secretary of State for the Buyer, dated as of a date within 5 days of the Closing.

Section 2.06 Additional Documents. At or prior to Closing, the Buyer, the Acquired Company and the Sellers shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

14

Section 2.07 Conveyance Taxes. The Sellers will pay all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the sale and exchange of Acquired Company Stock contemplated by this Agreement; provided that any such Taxes arising as a result of the RTO Transaction (except for U.S. taxes imposed on gain on the ultimate sale of any public stock issued to Sellers in connection with the RTO Transaction) shall be payable solely by Buyer.

Section 2.08 Reimbursed Legal Expenses. The parties acknowledge that the Acquired Company has filed a petition for payment of the Acquired Company’s attorneys’ fees and expenses incurred in connection with the prior disputes with TGS and its affiliates and disputes related to the TGS Dispute and TGS Claims (“Fee Receivables”). Following the Closing, if the Fee Receivables have not yet been paid to the Acquired Company, the Buyer and the Acquired Company, at the Acquired Company’s expense prior to the Closing and at Sellers expense after the Closing, shall use commercially reasonable efforts to collect the Fee Receivables. Promptly following receipt of any Fee Receivables by the Acquired Company after the Closing, the Acquired Company shall, and the Buyer shall cause the Acquired Company to deposit it for the benefit of all Sellers on a pro rata basis into the Representative Fund. The Buyer and Sellers agree to treat any payments required pursuant to Section 2.08 as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANY PARTIES

As an inducement to, and to obtain the reliance of the Buyer, except as set forth in the disclosure schedules as provided by the Acquired Company and the Sellers to the Buyer on the date hereof (the “Acquired Company Schedules”), the Acquired Company Parties, severally as hereinafter provided, represent and warrant to the Buyer, as of the Effective Date and as of the Closing, as follows:

Section 3.01 Corporate Existence and Power. Acquired Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and is duly authorized under all applicable Laws to carry on its business in all material respects as it is now being conducted. Acquired Company has delivered to the Buyer complete and correct copies of its organizational documents and the corporate minute books of Acquired Company as in effect from and after April 14, 2016 through the Effective Date (the “Acquired Company Organizational Documents”). Acquired Company has full corporate power and authority to carry on its business as now being conducted and to own or lease its properties and assets. Acquired Company has no subsidiaries and does not own any equity interests of any kind in any other Person.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Acquired Company Organizational Documents. Acquired Company has taken, or prior to the Closing will take, all actions required by Law, the Acquired Company Organizational Documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated. This Agreement has been duly executed and delivered by Acquired Company and it constitutes, and upon its execution and delivery will constitute, a valid and legally binding agreement of Acquired Company, enforceable against it in accordance with its terms. Each Seller individually represents that this Agreement has been duly executed and delivered by such Seller and it constitutes, and upon its execution and delivery will constitute, a valid and legally binding agreement of such Sellers, enforceable against such Seller in accordance with its terms.

Section 3.03 Valid Obligation. This Agreement and all agreements and other documents executed by Acquired Company in connection herewith (all such other documents, “Transaction Documents”) constitute the valid and binding obligations of Acquired Company enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 Governmental Authorization. Except for the consents set forth on Schedule 3.04 (the “Consents”), neither the execution, delivery nor performance of this Agreement by any Acquired Company Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

15

Section 3.05 Authorized Shares and Capital.

(a)	The authorized capital stock of Acquired Company consists of (i) 200,000 shares of Class A Common Stock, par value $0.01 per share, of which 181,034 shares are issued and outstanding and (ii) 4,800,000 shares of Class B Common Stock, par value $0.01 per share, of which 2,298,669.860 shares are issued and outstanding. All of the issued and outstanding Acquired Shares are held, collectively, by the Sellers. Schedule 3.05(a) sets forth a true, correct and complete list of all the authorized issued and outstanding shares of the Company’s capital stock and/or other securities of the Company including the Acquired Shares and the name of each holder thereof and the amount and type of capital stock and/or other securities of the Company held by such Person.

(b)	The Acquired Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, except as set forth on Schedule 3.05(a), convertible into or exercisable for securities having the right to vote) with the stockholders of the Acquired Company on any matter.

(c)	Except as set forth on Schedule 3.05(a), Acquired Company has no outstanding options, rights or commitments to issue shares of Acquired Company Stock or any other equity security of Acquired Company and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Acquired Company Stock or any other equity security of Acquired Company.

(d)	Except for the Acquired Company Shareholders Agreement, there is no voting trust, agreement or arrangement among any of the beneficial holders of Acquired Company Stock affecting the nomination or election of directors or the exercise of the voting rights of Acquired Company Stock.

(e)	The offer, issuance and sale of such shares of Acquired Company Stock were (a) exempt from the registration and prospectus delivery requirements of the Securities Act, (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws and (c) accomplished in conformity with all other applicable securities Laws. None of such shares of Acquired Company Stock are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law. All shares of Acquired Company Stock are duly and validly issued, fully paid and non-assessable.

Section 3.06 [Intentionally Omitted].

Section 3.07 Title to and Issuance of the Acquired Company Stock. Each Seller individually represents that such Seller is, and at the Closing will be, the record and beneficial owner and holder of the Acquired Shares to be delivered by such Seller to Buyer at the Closing, free and clear of all Liens.

Section 3.08 Books and Records. The books and records, financial and otherwise, of Acquired Company from and after January 1, 2016 (the “Books and Records”) are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

Section 3.09 Good Title to and Condition of the Assets; Assets. The Acquired Company has good and marketable title to all of the tangible assets owned by the Acquired Company (the “Assets”), free and clear of all Liens other than Liens not yet due and payable or that are being contested in good faith and for which adequate reserves have been made and will be satisfied at or prior to Closing. All of the Assets are listed on Schedule 3.09. All of the fixed Assets are available for immediate use in the Acquired Company’s business. The Assets set forth on Schedule 3.09 include all of the material assets used by the Acquired Company in the operation of its business as presently conducted.

Section 3.10 Financial Statements. The financial statements of Acquired Company for the years ended January 31, 2017 and 2018 and the six month period ended July 31, 2018 as provided to the Buyer (the “Balance Sheet Date”) (a) are in accordance with the books and records of Acquired Company and (b) present fairly in all material respects the financial condition of Acquired Company at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

Section 3.11 Acquired Company Intellectual Property. Schedule 3.11 attached hereto sets forth a list of all of the Intellectual Property owned by the Acquired Company (the “Acquired Company Intellectual Property”). Except as set forth in Schedule 3.11, during the two (2) years preceding the date of this Agreement, to the Knowledge of the Acquired Company: (i) no claim has been asserted or threatened against the Acquired Company to the effect that the operation of the Acquired Company’s business or the use or registration of the Acquired Company Intellectual Property infringes upon or conflicts with the rights of any person, (ii) no claim has been asserted or notice of infringement given, by the Acquired Company against any person, and (iii) no restrictions exist relating to the Acquired Company Intellectual Property in connection with their use for the operation of the Acquired Company’s business.

16

Section 3.12 Absence of Certain Changes or Events. Except as set forth on Schedule 3.12, since the Balance Sheet Date:

(a)	There has not been any Material Adverse Change in the Acquired Company;

(b)	Acquired Company has not (i) amended the Acquired Company Organizational Documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c)	Acquired Company has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its Assets, other than in the ordinary course of business, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 3.13 Litigation and Proceedings. Except as disclosed on Schedule 3.13 attached hereto, for the two year period prior to the date of this Agreement and presently there are (i) no Actions pending or, to the Knowledge of Acquired Company, threatened by or against Acquired Company or affecting Acquired Company or its Assets or (ii) no Actions pending or, to the Knowledge of the Sellers, threatened by or against the Sellers affecting the Acquired Shares, at law or in equity, before any Authority or before any arbitrator of any kind. Acquired Company does not have any Knowledge of any material default on their part with respect to any Order. Each Seller individually represents that presently there are no Actions pending or, to the Knowledge of such Seller, threatened against such Seller affecting such Seller’s Acquired Shares, at law or in equity, before any Authority or before any arbitrator of any kind. Marc Meisel or the most senior officer or manager of the Acquired Company in the event Mr. Meisel is unwilling or unable to perform his obligations under this Section 3.13, agrees that to the extent reasonable under the circumstances, they will fully cooperate with and provide information, records, documents and assistance to the Buyer and the Acquired Company with respect to any Action set forth in Schedule 3.13; provided Buyer shall pay for or promptly reimburse Marc Meisel for any reasonably necessary expenses approved by Buyer he incurs in connection with such cooperation including travel, lodging, and meals.

Section 3.14 Labor Relations; Independent Contractors and Pensions Plans. Except as set forth on Schedule 3.14 attached hereto: (a) the Acquired Company is in material compliance with all Laws regarding employment and employment practices, conditions of employment, wages and hours with respect to the Business; (b) the Acquired Company is not engaged in unfair labor practices, and there are no unfair labor practice complaints or grievances pending or, to the Knowledge of the Acquired Company, threatened against the Acquired Company relating to employees of the Acquired Company who are employed in connection with the Business, (c) there are no claims for violations of employment or labor Laws, or age, sex, racial or other employment discrimination pending or, to the Knowledge of the Acquired Company, threatened against the Acquired Company relating to employees of the Business, and (d) there is no labor strike, dispute or work stoppage pending or, to the Knowledge of the Acquired Company, threatened against or involving the Acquired Company’s business or at the current customer locations which may affect such business or which may interfere with its continued operation, and there has been no strike, walkout or work stoppage involving any of the employees of the Seller employed with respect to the Business or at the current customer locations during the twenty-four (24) months prior to the date of this Agreement. Except as set forth on Schedule 3.14, the Acquired Company has no written Contracts with employees or independent contractors; all such Contracts with employees and independent contractors are terminable at will by the Acquired Company without penalty. The Acquired Company has no deferred compensation, pension, profit-sharing or retirement plans.

17

Section 3.15 Inventory. Attached hereto as Schedule 3.15 is a complete list of all of the Cannabis Inventory owned by the Acquired Company as of the date hereof (the “Inventory Report”). The Inventory Report is, and the updated Inventory Report delivered pursuant to Section 2.01(c) will be, true, complete and correct and prepared in a manner disclosed to the Buyer. Neither the Acquired Company nor any Seller makes any representation as to the quality of the Inventory or whether such Inventory is saleable or merchantable in the ordinary course of business. The Buyer hereby acknowledges it is accepting the Inventory on an as is where is with all faults basis.

Section 3.16 Material Agreements.

(a)	Schedule 3.16 lists the following Contracts to which the Acquired Company is a party or by which it is bound (collectively, the “Material Contracts”) as of the date hereof:

(i)	Contracts for the pending sale of any of the Assets of Acquired Company other than in the ordinary course of business, for consideration in excess of $[***];

(ii)	Contracts relating to the borrowing of money, or the making of any loans, in each case involving amounts in excess of $[***];

(iii)	management agreements or Contracts for the employment of any director, officer, employee or other Person on a full-time, part-time, consulting or other basis (A) which cannot be terminated upon thirty (30) days (or less) written notice or (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

(iv)	Contracts for services or Contracts for the purchase, rental or use of real property or personal property, including equipment, vehicles, and other personal property or fixtures, in each case pursuant to which Acquired Company has ongoing or future payment obligations of greater than $[***] in the aggregate annually, except for any such Contracts that can be terminated upon thirty (30) days (or less) written notice;

(v)	Contracts restricting Acquired Company from engaging in any line of business or competing with any Person or in any geographical area;

(vi)	Contracts with a term of at least one (1) year or more and which cannot be terminated upon thirty (30) days (or less) written notice which are reasonably anticipated to account for at least $[***] in the aggregate in either (A) gross revenues or (B) expenses, in either calendar year 2018 or 2019;

(vii)	leases of real property;

(viii)	joint venture agreements;

(ix)	Contracts with any Authority; and

(x)	Contracts relating to the Acquired Company’s Cannabis Inventory, including those relating to the production, care, growth and sale thereof.

(b)	The Acquired Company has delivered to the Buyer true and complete copies of all Material Contracts and, prior to the Closing will deliver all amendments, addendums and supplements thereto. Except for the consents listed on Schedule 3.04, the Acquired Company has full legal power and authority to undergo the change of control contemplated hereby under the Material Contracts and such change of control will not affect the validity and enforceability of any of such agreements on the Closing Date, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors rights and general principles of equity and laws of public policy. The Material Contracts are valid obligations of the Acquired Company, enforceable in accordance with their respective terms and are in full force and effect, and except as set forth in Schedule 3.16, the Acquired Company is not in breach or in default of any Material Contract in any regard that would enable or permit any party thereto to terminate its obligations thereunder or to accelerate the obligations of the Acquired Company thereunder, and to the Knowledge of the Acquired Company, there does not exist any event that, with the giving of notice or lapse of time or otherwise, would constitute such a breach thereof or default thereunder.

18

Section 3.17 Compliance with Laws and Regulations.

(a)	Except as disclosed on Schedule 3.17, Acquired Company has complied with all applicable Laws including, but not limited to, all laws relating to the Regulatory Licenses, except to the extent that noncompliance would not have a Material Adverse Effect on the Acquired Company, subject in all cases to the qualifier regarding federal law in the definition of “Law”.

(b)	The Company is the holder of the Regulatory License required for the Acquired Company to conduct its present Business. The Regulatory License is in full force and effect in all material respects and has not been revoked, suspended, cancelled, rescinded, terminated, modified and has not expired. Except for the variance set forth on Schedule 3.04 and except as set forth on Schedule 3.17, there are no pending or, to the Knowledge of the Acquired Company, threatened Actions by or before any Authority to revoke, suspend, cancel, rescind, terminate and/or materially adversely modify the Regulatory License.

Section 3.18 Taxes, Tax Returns and Audits. Except as set forth on Schedule 3.18, all material federal, state and local Tax Returns of Acquired Company have been accurately prepared in all material respects and duly and timely filed, except for those returns covered by a timely filed extension, and all federal, state and local Taxes required to be paid with respect to the periods covered by such Tax Returns have been paid to the extent that the same have become due. Any unpaid taxes shall be added to the Acquired Company Indebtedness to be paid at or prior to Closing. Acquired Company is not and has not been delinquent in the payment of any Tax. Acquired Company has not had a Tax deficiency assessed against it and has not executed a waiver of any statute of limitations for the assessment or collection of any Tax. None of Tax Returns filed by Acquired Company has been audited by any Authority. Acquired Company has not received any written notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Acquired Company (i) is not a party to, nor is it bound by or obligated under, any Tax sharing agreements (other than commercial agreements, the primary purpose of which does not relate to Taxes), and (ii) does not have any potential liability or obligation to any Person as a result of, or pursuant to, any such Tax sharing agreements. Acquired Company has no liability for the Taxes of any other taxpayer under U.S. Treasury Regulation 1.1502-6 or any other similar provision.

Section 3.19 Finders or Brokers. Except as set forth on Schedule 3.19, neither the Acquired Company nor the Sellers have retained any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

Section 3.20 [Intentionally Omitted].

Section 3.21 Environmental Compliance and Disclosure. To the Knowledge of Acquired Company, except as set forth on Schedule 3.21:

(a)	Acquired Company possesses, and is in material compliance with, all permits, licenses and government authorizations and has filed all notices that are required under applicable Laws relating to protection of the environment, pollution control, product registration and hazardous materials (“Environmental Laws”) applicable to Acquired Company and the Acquired Company Real Property, and Acquired Company and the Acquired Company Real Property are in material compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws or contained in any Order issued, entered, promulgated or approved thereunder.

(b)	Acquired Company has not received written notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any similar state or local Law from any Authority or any third party.

(c)	Acquired Company has not entered into or agreed to, nor has Acquired Company received written notice of any consent decree or Order with respect to, and Acquired Company is not subject to any Order relating to, compliance with or the cleanup of hazardous materials under any applicable Environmental Laws.

(d)	Acquired Company has not received written notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Acquired Company, its employees, agents or representatives or arising out of the ownership, use, control or operation by Acquired Company of any facility, site, area or property (including, without limitation, any facility, site, area or property currently or previously owned or leased by Acquired Company or any of its Subsidiaries) from which any hazardous materials were released into the environment (the term “release” meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air) that requires a cleanup response under any applicable Environmental Law.

19

(e)	None of the Acquired Company Owned Real Property or real property previously owned by Acquired Company contains (i) any friable asbestos that has not been abated under applicable Environmental Laws, or (ii) regulated PCBs or underground storage tanks, except as owned or operated by the Acquired Company in compliance with Environmental Laws.

Section 3.22 Insurance Policies. Acquired Company has not received written notice of any pending or threatened cancellation (retroactive or otherwise) with respect to any of the insurance policies in force naming Acquired Company or employees thereof as an insured or beneficiary or as a loss payable payee, and Acquired Company is in compliance in all material respects with all conditions contained therein. Except as disclosed on Schedule 3.22, there are no pending claims against such insurance policies by Acquired Company as to which insurers are defending under reservation of rights or have denied liability, and there exists no claim under such insurance policies that has not been properly filed by Acquired Company. Set forth on Schedule 3.22 is a schedule of all of Acquired Company’s insurance policies.

Section 3.23 General TGS Exception. The Buyer acknowledges that the Acquired Company and the Sellers have disclosed to it the existence of the TGS Dispute, and that, as a part of the TGS Dispute, TGS and its Affiliates have made a variety of claims against the Acquired Company, the Sellers and certain of their Affiliates. For the purposes of this Article III but without limiting the exception for fraud and intentional misrepresentation set forth in Section 8.01, all such claims, including the TGS Claims, shall be deemed exceptions to the representations and warranties contained in this Article III as if set forth on the Acquired Company Schedules. For the avoidance of doubt, the TGS Claims shall not be considered a Material Adverse Effect or a Material Adverse Change under this Agreement.

Section 3.24 Investment Representations. Each Seller receiving any Stock Consideration individually represents as follows:

(a)	Investment Purpose. As of the Effective Date, such Seller understands and agrees that the consummation of the Transaction including the delivery of the Exchange Shares (the “Securities”) to the Sellers in exchange for the Acquired Shares constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Securities are being acquired for the Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Information. Such Seller has been furnished with all documents and materials relating to the business, finances and operations of Buyer and its subsidiaries and information that such Seller requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(c)	Reliance on Exemptions. Such Seller understands that the Securities are being offered and sold to such Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Buyer is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Securities.

(d)	Information. Such Seller and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Buyer and materials relating to the offer and sale of the Securities which have been requested by such Seller or its advisors. Such Seller and its advisors, if any, have been afforded the opportunity to ask questions of the Buyer. Such Seller understands that its investment in the Securities involves a significant degree of risk.

(e)	Governmental Review. Such Seller understands that no United States federal or state agency or any other Authority has passed upon or made any recommendation or endorsement of the Securities.

20

(f)	Transfer or Resale. Such Seller understands that (i) the sale or re-sale of the Securities have not been and are not being registered under the Securities Act or any applicable state securities Laws, and the Securities may not be transferred unless (a) the Securities are sold pursuant to an effective registration statement under the Securities Act, (b) such Seller shall have delivered to the Buyer, at the cost of such Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Buyer, (c) the Securities are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of such Seller who agree to sell or otherwise transfer the Securities only in accordance with this Section 3.24(f) and who is an Accredited Investor, (d) the Securities are sold pursuant to Rule 144, or (e) the Securities are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and such Seller shall have delivered to the Buyer, at the cost of such Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Buyer; (ii) any sale of such Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Buyer nor any other person is under any obligation to register such Securities under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, (x) the Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement, and (y) the right to the initial issuance of such Securities to Florida Compassionate Growers, LLC may be transferred to the members thereof so long as such member makes the representations and warranties contained in this Section 3.24 to Buyer, and prior to Closing and concurrently with delivery of the Acquired Company Closing Certificate, Florida Compassionate Growers, LLC shall provide to the Buyer written notice of the numbers of Securities to be issued to each such member at Closing.

(g)	Legends. Such Seller understands that the Securities, until such time as the Securities have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Securities may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for such Securities.

(h)	Removal. The legend(s) referenced in Section 3.24(g) shall be removed and the Buyer shall issue a certificate without such legend to the holder of any Securities upon which it is stamped, if, unless otherwise required by applicable state securities Laws, (a) the Securities are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Buyer with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Securities may be made without registration under the Securities Act, which opinion shall be accepted by the Buyer so that the sale or transfer is effected. Such Seller agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to, and to obtain the reliance of Acquired Company and the Sellers, except as set forth in the disclosure schedules as provided by the Buyer to the Sellers on the date hereof (the “Buyer Schedules”), the Buyer represents and warrants to Acquired Company and the Sellers, as of the Effective Date and as of the Closing as follows:

Section 4.01 Organization. The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The Buyer has delivered to the Sellers complete and correct copies of the articles of incorporation and bylaws of the Buyer as in effect on the Effective Date (the “Buyer Organizational Documents”). The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Buyer Organizational Documents. The Buyer has taken all action required by Law, the Buyer Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and the Buyer has full power, authority, and legal right and has taken all action required by Law, the Buyer Organizational Documents or otherwise to consummate the transactions herein contemplated.

21

Section 4.02 Capitalization.

(a)	As of the Effective Date, the authorized capital of the Buyer consists of (a) 500,000,000 shares of Buyer Common Stock, par value $0.0001 per share, of which no shares are issued and outstanding, and (b) 50,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding and all of which are undesignated as of the Effective Date. Notwithstanding the forgoing, the Parties acknowledge and agree that, prior to the Closing to the extent not already completed by the Effective Date, the Buyer shall designate (i) 499,000,000 shares of the Buyer common stock as Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) and (iv) 1,000,000 shares of the Buyer’s common stock as Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”). Each share of Class A Common Stock shall have one vote per share on any matter submitted to a vote of the Common Stock, and shall vote together with the Common Stock as one class on any such matter. Each share of Class B Common Stock shall have shall have, for a period of five years from the date of authorization of such shares, 100 votes per share on any matter submitted to a vote of the Common Stock and thereafter, one vote per share, and shall vote together with the Common Stock as one class on any such matter. Following such five year period, each share of Class B Common Stock shall have one vote per share.

(b)	All shares of Buyer Common Stock issued and outstanding are and will be legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 4.03 Options or Warrants. Except as set forth on Schedule 4.03, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Buyer relating to the issued or unissued capital stock of the Buyer (including, without limitation, rights the value of which is determined with reference to the capital stock or other securities of the Buyer) or obligating the Buyer to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Buyer. There are no outstanding contractual obligations of the Buyer to repurchase, redeem or otherwise acquire any shares of the Buyer Common Stock of the Buyer or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 4.04 [Intentionally Omitted].

Section 4.05 Absence of Certain Changes or Events. Since June 30, 2018, which is the date of the Buyer’s most recent financial statements for the six month period ended June 30, 2018:

(a)	there has not been any Material Adverse Change of the Buyer;

(b)	the Buyer has not (i) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (ii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Buyer; (iii) made any material change in its method of management, operation, or accounting; or (iv) entered into any transactions or agreements other than in the ordinary course of business; and

(c)	to its Knowledge, the Buyer has not become subject to any Law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Buyer.

Section 4.06 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Buyer, threatened by or against the Buyer or affecting the Buyer or its properties, at Law or in equity, before any Authority or before any arbitrator of any kind. The Buyer has no Knowledge of any default on its part with respect to any Order of any Authority.

Section 4.07 No Conflict with Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Buyer is a party or to which any of its assets, properties or operations are subject, which would result in a Material Adverse Effect on the Buyer.

22

Section 4.08 Compliance with Laws and Regulations. The Buyer has complied with all United States federal, state or local or any applicable foreign Laws applicable to the Buyer and the operation of its business, except where the failure to so comply would reasonably be expected to result in a Material Adverse Effect on the Buyer.

Section 4.09 Approval of Agreement. The Board of Directors of the Buyer has authorized the execution and delivery of this Agreement by the Buyer and has approved this Agreement and the transactions contemplated hereby. Except as provided for in Schedule 4.09, the Buyer does not require any other approvals in order to execute, deliver and perform this Agreement and the transactions contemplated hereby. Holders of a majority of the outstanding principal amount of the “Notes” (as defined in Schedule 4.09) have approved the transactions contemplated under this Agreement and such approval shall not be rescinded prior to the Closing.

Section 4.10 Valid Obligation. This Agreement and all agreements and other documents executed by the Buyer in connection herewith constitute the valid and binding obligation of the Buyer, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.11 Finders or Brokers. The Buyer has not retained any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or commission in connection with this Agreement or the transactions contemplated hereby.

Section 4.12 Financing. Buyer now has and will have at Closing available funds sufficient to consummate the transactions contemplated by this Agreement upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith. There are no conditions precedent or other contingencies to such funding.

Section 4.13 RTO Transaction.

(a)	Upon the closing of the RTO Transaction and in the event the Acquiror is subject to Canadian Securities Laws, any Exchange Shares in respect thereof issued to Sellers as Stock Consideration hereunder will be free and clear of any and all Liens and free of any lock-ups or other trading restrictions imposed by Buyer or Acquiror, at the exception of any restriction imposed by Canadian Securities Laws, will be subject to all applicable Canadian Securities Laws.

(b)	In the event the Acquiror is subject to Canadian Securities Laws:

(i)	The Acquiror will be a reporting issuer in good standing under applicable Canadian Securities Laws. The Acquiror shares will be listed and posted for trading on a Canadian exchange. The Acquiror will not be in default of any material requirements of any Canadian Securities Laws.

(ii)	As of the date of the RTO Transaction, the Acquiror will not have taken any action to cease to be a reporting issuer in any province or territory of Canada nor will the Acquiror have received notification from any securities regulatory authority to revoke the reporting issuer status of the Acquiror. As of the date of the RTO Transaction, no delisting, suspension of trading or cease trade or other restriction with respect to any securities of the Acquiror will be pending or threatened.

(iii)	The Acquiror will have filed with the Securities Authorities all material forms, reports, schedules and other documents required to be filed under applicable Canadian Securities Laws. The documents comprising the Acquiror filings will have to comply as filed in all material respects with applicable Canadian Securities Laws and will not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of the RTO Transaction, on the date of such subsequent filing), contain any misrepresentation. The Acquiror will not have filed any confidential material change report which at the date of the RTO Transaction will remain confidential. To the knowledge of the Acquiror, neither the Acquiror nor any of the Acquiror filings will be subject to an ongoing audit, review, comment or investigation by any securities regulatory authority or any Canadian exchange.

23

Section 4.14 Good Title to and Condition of the Assets; Assets & Intangible Assets. Except as provided for on Schedule 4.14, each of Buyer and its subsidiaries (the “Buyer Parties”) has good and marketable title to all of the tangible assets owned by the Buyer Parties, free and clear of all Liens. There are no unpaid Taxes or other matters which are or are reasonably likely to be a Lien on such assets of the Buyer Parties. Except for the planned acquisitions described on Schedule 4.03, the Buyer does not own any other subsidiaries or controlling equity interests in any other Person.

Section 4.15 Financial Statements. The financial statements of Buyer as provided to the Acquired Company (a) are in accordance with the books and records of the Buyer and (b) present fairly in all material respects the financial condition of the Buyer at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.

Section 4.16 Labor Relations; Independent Contractors and Pensions Plans. (a) Each of the Buyer Parties is in material compliance with all Laws regarding employment and employment practices, conditions of employment, wages and hours with respect to the Business; (b) none of the Buyer Parties is engaged in unfair labor practices, and there are no unfair labor practice complaints or grievances pending or, to the Knowledge of the Buyer, threatened against any Buyer Party relating to employees of such Buyer Party who are employed in connection with the Buyer Parties’ business, (c) there are no claims for violations of employment or labor Laws, or age, sex, racial or other employment discrimination pending or, to the Knowledge of the Buyer, threatened against the Buyer Parties relating to employees of the Buyer Parties’ business, and (d) there is no labor strike, dispute or work stoppage pending or, to the Knowledge of the Buyer, threatened against or involving the Buyer Parties’ business or at the current customer locations which may affect such business or which may interfere with its continued operation, and there has been no strike, walkout or work stoppage involving any of the employees of the Buyer Parties employed with respect to the Buyer Parties’ business or at the current customer locations during the twenty-four (24) months prior to the date of this Agreement.

Section 4.17 Environmental Compliance and Disclosure. To the Knowledge of Buyer, except as set forth on Schedule 4.17:

(a)	Each of the Buyer Parties possesses, and is in compliance with, all permits, licenses and government authorizations and has filed all notices that are required under applicable Environmental Laws applicable to Buyer Parties and the Buyer Parties Real Property, and each of the Buyer Parties and the Buyer Parties Real Property are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws or contained in any Order issued, entered, promulgated or approved thereunder.

(b)	None of the Buyer Parties has received written notice of actual or threatened liability under CERCLA or any similar state or local Law from any Authority or any third party.

(c)	None of the Buyer Parties has entered into or agreed to, nor do any of the Buyer Parties presently contemplate entering into, any consent decree or Order with respect to, and none of the Buyer Parties is subject to any Order relating to, compliance with or the cleanup of hazardous materials under any applicable Environmental Laws.

(d)	None of the Buyer Parties has received written notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Buyer Parties, their respective employees, agents or representatives or arising out of the ownership, use, control or operation by Buyer Parties of any facility, site, area or property (including, without limitation, any facility, site, area or property currently or previously owned or leased by Buyer Parties) from which any hazardous materials were released into the environment.

(e)	None of the Buyer Parties Owned Real Property or real property previously owned by Buyer Parties contains any friable asbestos, regulated PCBs or underground storage tanks.

ARTICLE V. CONDITIONS TO THE CLOSING

Section 5.01 Condition to the Obligations of all of the Parties. The obligations of all of the Parties to consummate the Closing, are subject to the satisfaction, or waiver by each of the Parties, at or before the Closing, of all the following conditions:

(a)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition that has not been satisfied in full or prohibit the consummation of the Closing.

24

(b)	The Parties shall have received all necessary approvals from all required Authorities to consummate the transactions contemplated herein.

(c)	The Sellers shall have executed joinder to this Agreement agreeing to become parties hereto.

(d)	The Buyer or the Acquired Company will enter into Employment Agreements with Marc Meisel and Bryan Edelstein on terms and conditions consistent with those set forth in the Letter of Intent dated September 5, 2018 between the Acquired Company and Buyer and with any other terms therein acceptable to Marc Meisel and Bryan Edelstein and reasonably approved by the Buyer.

(e)	Approval from the State of Florida of the variance to the Regulatory License as a result of the change in control from the Seller to Buyer and any other variance set forth on Schedule 3.04 or as may be required by Law to effectuate the Transaction.

(f)	All Indebtedness of the Acquired Company outstanding as of the Closing shall be paid off in full at Closing in accordance with Section 2.01(a)(i); provided the Parties acknowledge the term of any Indebtedness owed to [***] or his affiliate (collectively, “[***]”) may be extended and deferred on terms acceptable and approved by [***] and the Buyer. In the event any portion of the Indebtedness of the Acquired Company owed to [***] (the “[***] Indebtedness”) is so extended and deferred and not paid or reserved for in such amount on the Closing Date, the amount of such [***] Indebtedness so extended and deferred shall be deducted from the Purchase Price.

Section 5.02 Condition to the Obligations of the Buyer for the Closing. The obligations of the Buyer to consummate the Closing are subject to the satisfaction (or waiver by the Buyer), at or before the Date, of the following conditions:

(a)	The representations and warranties made by Acquired Company and the Sellers in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, and other than the representations and warranties in Section 3.05, and Section 3.06, which shall each be true and correct in all respects) at the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except for changes therein permitted by this Agreement;

(b)	No Material Adverse Change with respect to the Acquired Company from the Effective Date to the Closing;

(c)	Each of the Acquired Company Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such Acquired Company Parties prior to or at the Closing;

(d)	All consents, approvals, waivers or amendments pursuant to the contracts, licenses, permits, trademarks and other intangible assets in connection with the transactions contemplated herein or for the continued operation of Acquired Company after the Closing on the basis as presently operated set forth on Schedule 5.02(d) shall have been obtained; and

(e)	The approval by the Acquired Company’s board of directors to this Agreement and the transactions contemplated herein shall remain valid;

Section 5.03 Condition to the Obligations of the Acquired Company Parties For the Closing. The obligations of the Acquired Company Parties to consummate the Closing are subject to the satisfaction (or waiver by Acquired Company and the Sellers, at or before the Closing, of the following conditions:

(a)	The representations and warranties made by the Buyer in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, and other than the representations and warranties in Section 4.02(a), Section 4.02(b) and Section 4.03 which shall each be true and correct in all respects) at the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except for changes therein permitted by this Agreement;

25

(b)	No Material Adverse Change with respect to the Buyer from the Effective Date to the Closing;

(c)	The Buyer shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing;

(d)	The approval by the Buyer’s board of directors to this Agreement and the transactions contemplated herein shall remain valid; and

(e)	All consents, approvals, waivers or amendments pursuant to the contracts, licenses, permits, trademarks and other intangible assets in connection with the transactions contemplated herein or for the continued operation of the Buyer after the Closing on the basis as presently operated set forth on Schedule 5.03(e) shall have been obtained.

ARTICLE VI. ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01 Access to Properties and Records. From the Original Agreement Date until the completion of the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Buyer and the Acquired Company will each afford to the officers and authorized representatives of the other reasonable access to the properties, books and records of the Buyer or Acquired Company, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Buyer or Acquired Company, as the case may be, as the other shall from time to time reasonably request. In addition, the Acquired Company shall use its best efforts to cooperate fully with the Buyer and Haynie to facilitate such inspection to permit Haynie to commence its work to complete the audit of the Acquired Company’s financial statements as provided for in the Audit Engagement Letter. The parties shall reasonably coordinate all such access, and any access shall be conducted

(i) under the supervision of the investigated party’s or its Affiliate’s personnel, (ii) subject to all of the standard protocols and procedures of the investigated party, including the requirement that visitors be escorted at all times, (iii) subject to any additional procedures required by any landlord, and (iv) in such a manner as does not unreasonably interfere with the normal operations of the investigated party.

Section 6.02 Delivery of Books and Records. At the Closing, Acquired Company shall deliver to the Buyer, the originals of the Books and Records, corporate minute books, books of account, contracts, records, and all other books or documents of Acquired Company now in the possession of Acquired Company or its representatives.

Section 6.03 Third Party Consents and Certificates. The Buyer and the Acquired Company Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 6.04 Actions Prior to Closing. Except as set forth on Schedule 6.04, from and after the Original Agreement Date until the Closing and except as permitted or contemplated by this Agreement, the Buyer and Acquired Company, respectively, will each:

(a)	use its commercially reasonable efforts to carry on its business in substantially the same manner as it has heretofore and to consummate the Transaction as soon as practicable after the date hereof;

(b)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(c)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(d)	perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(e)	use its commercially reasonable efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

26

(f)	fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state Laws (including without limitation, the federal securities Laws) and all rules, regulations, and orders imposed by federal or state governmental authorities.

(g)	The Acquired Company shall not and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase, redeem or otherwise acquire or modify the terms of any shares of its capital stock or any of its other securities.

(h)	The Acquired Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets, other than in the ordinary course of business consistent with past practice.

(i)	The Acquired Company shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of (including by way of a spin-off or similar transaction), any material amount of assets, other than (i) in the ordinary course of business consistent with past practice, (ii) sale and leaseback real estate transactions with respect to Acquired Company Owned Property or real property owned by the Buyer, (iii) leases with We Would Grow, LLC or other parties for retail dispensary locations, reasonably approved by the Buyer, or (iii) sales of mortgage notes secured by the Acquired Company’s or Buyer’s leased real property, provided that the Acquired Company shall promptly give the Buyer notice of any transaction referred to in clauses (ii) and (iii) hereof.

(j)	Except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date hereof as disclosed in Schedule 6.04, the Acquired Company shall not: (1) other than as mutually agreed by the Buyer and Acquired Company, increase the compensation payable or to become payable to its employees or officers or (2) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Acquired Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement.

(k)	Except as otherwise set forth in this Agreement, the Acquired Company shall not, and shall not permit any of its Subsidiaries to, terminate, cancel or request any material change in, or agree to any material change in, any Material Contract, other than in the ordinary course of business, consistent with past practice.

(l)	Subject to the terms and conditions of this Agreement, each Party, Marc Meisel or the most senior officer or manager of the Acquired Company in the event Mr. Meisel is unwilling or unable to perform his obligations under this Section 6.04(i) will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to assist Haynie with completion of the audit of the Acquired Company’s financial statements as provided for in the Audit Engagement Letter and their best efforts to cooperate fully with and provide information, records, documents and assistance with respect to such audit.

Section 6.05 Tax Returns.

(a)	Sellers’ Representative shall prepare, or cause to be prepared, and file, or cause to be filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Company prior to the Closing. Each such Tax Return shall be prepared in a manner consistent with past practice.

(b)	Buyer shall prepare, or cause to be prepared, and file, or cause to be filed (taking into account all extensions properly obtained), all Tax Returns required to be filed by the Company after the Closing. Each such Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be consistent with the treatment of the Roll-Up Transactions as a contribution and exchange under Internal Revenue Code Section 351. Buyer shall pay or cause to be paid all Taxes shown as due on any such Tax Return.

27

(c)	Buyer shall not (i) amend any Tax Returns filed prior to Closing or (ii) enter into any voluntary disclosure agreements with respect to any such Tax Returns without the prior written consent of Sellers’ Representative, such consent not to be unreasonably withheld or delayed.

Section 6.06 Indemnification.

(a)	Buyer agrees that all rights to indemnification and exculpation by the Acquired Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, a director or officer of the Acquired Company or any Seller or any director, manager or officer of any Seller (each, an “D&O Indemnified Person”), as provided pursuant to the Acquired Company Organizational Documents, in effect on the date of this Agreement, to the extent permitted at Law, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms and as permitted by Law.

(b)	The obligations of the Acquired Company under this Section 6.06 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 6.06 applies without the consent of such affected D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Persons to whom this Section 6.06 applies shall be third-party beneficiaries of this Section 6.06, each of whom may enforce the provisions of this Section 6.06).

(c)	In the event the Acquired Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, the Acquired Company shall use commercially reasonable efforts to ensure that the successors and assigns of the Acquired Company shall assume all of the obligations set forth in this Section 6.06.

Section 6.07 RTO Transaction.

(a)	If the Closing occurs prior to the time of the RTO Transaction, then upon the RTO Transaction, if 70% of the sale price of the applicable securities in the Public Offering is less than the Exchange Price per share of the Exchange Shares issued to Sellers at Closing, then Buyer or Acquiror, as applicable, shall cause to be issued to the Sellers such additional number of shares of Buyer or Acquiror, as applicable, that such Sellers would have received had the RTO Transaction occurred prior to Closing.

(b)	Buyer intends to consummate the RTO Transaction within six (6) months following the Closing of the Transaction.

Section 6.08 Put Right. If the Closing occurs prior to the time of the RTO Transaction, then the Buyer shall enter into a put agreement with the Acquired Company Parties who elect to receive Exchange Shares (the “Put Agreement”). The Put Agreement will provide that, should the Buyer fail to complete the RTO Transaction in accordance with Section 6.07(b), the Buyer shall be obligated, at the election of each Acquired Company Party, to repurchase their Exchange Shares at a price per share equal to the Exchange Price (the “Put Consideration”). The Put Consideration shall be payable within 30 days of the Buyer’s receipt of a notice from the Acquired Company Party to exercise their rights under the Put Agreement. The Put Agreement shall contain such other terms and conditions customary in agreements of this type as reasonably approved by the Buyer and the Acquired Company.

ARTICLE VII. TERMINATION

Section 7.01 Termination. This Agreement may be terminated on or prior to the Closing:

(a)	By the mutual written consent of the Buyer, Acquired Company and the Sellers;

(b)	By the Buyer (i) if the conditions to the Closing as set forth in Section 5.01 and Section 5.02 have not been satisfied or waived by the Buyer, which waiver the Buyer may give or withhold in its sole discretion, by the Termination Date, provided, however, that the Buyer may not terminate this Agreement pursuant to this Section 7.01(b) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by the Buyer; or (ii) or there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of any Acquired Company Party contained in this Agreement, which violation, breach or inaccuracy would cause the conditions set forth in Section 5.02(a) not to be satisfied, and such violation, breach or inaccuracy has not been waived by the Buyer or cured by the Acquired Company Parties, as applicable, within five (5) Business Days after receipt by Acquired Company of written notice thereof from the Buyer or is not reasonably capable of being cured prior to the Termination Date;

28

(c)	By the Sellers’ Representative (i) if the conditions to Closing as set forth in Section 5.03 have not been satisfied or waived by the Sellers’ Representative, which waiver the Sellers’ Representative may give or withhold in his sole discretion, by the Termination Date, provided, however, that the Sellers’ Representative may not terminate this Agreement pursuant to this Section 7.01(c) if the reason for the failure of any such condition to occur was the breach of the terms of this Agreement by any of the Acquired Company Parties; or (ii) or there has been a material violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement, which violation, breach or inaccuracy would cause the conditions set forth in Section 5.03(a) not to be satisfied, and such violation, breach or inaccuracy has not been waived by Acquired Company and the Sellers or cured by the Buyer, as applicable, within five (5) Business Days after receipt by the Buyer of written notice thereof from Acquired Company or is not reasonably capable of being cured prior to the Termination Date;

(d)	By any Party, if a court of competent jurisdiction or other Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable; or

(e)	By Buyer on the Auditability Assessment Date, if Haynie provides written notice by the Auditability Assessment Date to the Parties that states the financial statements of the Acquired Company for the periods ended January 31, 2017 and 2018, and the opening financial position of the Acquired Company as of January 31, 2016 cannot be audited as provided for in the Audit Engagement Letter.

Section 7.02 Survival After Termination. If this Agreement is terminated by in accordance with Section 7.01, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any Party); provided, however, that this Section 7.02, Article IX and Article X shall survive the termination of this Agreement and (iii) nothing herein shall relieve any Party from any liability for fraud or any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement.

Section 7.03 Effect of Termination.

(a)	If Buyer is the terminating party of this Agreement pursuant to Sections 7.01(a), 7.01(b), 7.01(d) or 7.01(e), Buyer shall be entitled to the return of the Deposit, the Additional Deposit, if any, and the Second Additional Deposit, if any (other than the portion of the Deposit represented by the Bridge Loan) and all interest earned thereon, and the Bridge Loan, Additional Bridge Loan, if made, Second Additional Bridge Loan, if made, and Third Additional Bridge Loan, if made, shall remain outstanding obligations of the Acquired Company, payable in accordance with their terms.

(b)	If this Agreement is terminated for any other reason, then the Sellers shall be entitled to retain the Deposit, Additional Deposit, if any, Second Additional Deposit, if any.

ARTICLE VIII. INDEMNIFICATION

Section 8.01 Indemnification of Buyer. Subject to the limitations provided for below in this Article VIII, the Sellers, severally in accordance with their respective Pro Rata Shares and not jointly (“Acquired Company Indemnifying Party”) hereby agree to indemnify and hold harmless to the fullest extent permitted by applicable law the Buyer, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees and the Sellers (each a “Buyer Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Buyer Indemnified Party as a result of or in connection with any breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Acquired Company Parties contained herein. Notwithstanding anything to the contrary provided for herein, except in the event of fraud or an intentional misrepresentation, no Acquired Company Indemnifying Party shall be liable for Losses related to a TGS Claim in excess of the TGS Escrow Amount as such Losses shall be paid from the TGS Escrow Amount Notwithstanding the foregoing, with respect to any breach of a representation, warranty or covenant made by a Seller individually, which representations, warranties and covenants are made in the last sentence of Section 3.02, Section 3.07, the second sentence of Section 3.13, Section 3.24 and Section 10.22, only such Seller, severally and individually for himself, herself or itself only, shall indemnify and hold harmless the Buyer Indemnified Parties from and against and in respect of any and all Losses incurred or sustained by any Buyer Indemnified Party as a result of such breach, subject to the limits on indemnification of Losses set forth above and as provided in Section 8.04.

29

Section 8.02 Indemnification of Acquired Company. The Buyer (“Buyer Indemnifying Party”) hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Acquired Company, the Sellers and each of their officers, directors, employees, stockholders, attorneys and agents and permitted assignees (each a “Acquired Company Indemnified Party”), against and in respect of any and all Losses incurred or sustained by any Acquired Company Indemnified Party as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Buyer contained herein and (b) the TGS Claims in excess of the TGS Escrow Amount.

Section 8.03 Procedure. The following shall apply with respect to all claims by any Acquired Company Indemnified Party or Buyer Indemnified Party for indemnification:

(a)	An indemnified Party shall give the indemnifying Party prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such indemnified Party seeks indemnification pursuant to Section 8.01 or Section 8.02 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such indemnified Party under Section 8.01 or Section 8.02, except to the extent such failure materially and adversely affects the ability of the indemnifying Party to defend such claim or increases the amount of such liability.

(b)	In the case of any Third-Party Claims as to which indemnification is sought by any indemnified Party, such indemnified Party shall be entitled, at the sole expense and liability of the indemnifying Party, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the indemnifying Party, within a reasonable time after the giving of an Indemnification Notice by the indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such indemnified Party that the indemnification provisions of Section 8.01 or Section 8.02 are applicable to such Action and the indemnifying Party will indemnify such indemnified Party in respect of such Action pursuant to the terms of this Article VIII and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the indemnifying Party’s liability for Losses, counterclaim or offset, (ii) notify such indemnified Party in writing of the intention of the indemnifying Party to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such indemnified Party to conduct the defense of such Third-Party Claim.

(c)	If the indemnifying Party assumes the defense of any such Third-Party Claim pursuant to Section 8.03(b), then the indemnified Party shall cooperate with the indemnifying Party in any manner reasonably requested in connection with the defense, and the indemnified Party shall have the right to be kept fully informed by the indemnifying Party and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the indemnifying Party so assumes the defense of any such Third-Party Claim, the indemnified Party shall have the right to employ one separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the indemnified Party shall be at the expense of such indemnified Party unless (i) the indemnifying Party has agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an indemnified Party and the indemnifying Party and the indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such indemnified Party and the indemnifying Party in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such one separate counsel shall be borne by the indemnifying Party.

(d)	If the indemnifying Party elects to assume the defense of any Third-Party Claim pursuant to Section 8.03(b), the indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the indemnifying Party withdraws from or fails to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the indemnified Party for such liability. If the indemnifying Party does not elect to defend, or if, after commencing or undertaking any such defense, the indemnifying Party fails to adequately prosecute or withdraw such defense, the indemnified Party shall have the right to undertake the defense or settlement thereof, at the indemnifying Party’s expense. Notwithstanding anything to the contrary, the indemnifying Party shall not be entitled to control, but may participate in, and the indemnified Party (at the expense of the indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the indemnified Party that is not indemnified hereunder. In the event the indemnified Party retains control of the Third-Party Claim, the indemnified Party will not settle the subject claim without the prior written consent of the indemnifying Party, which consent will not be unreasonably withheld or delayed.

30

(e)	If the indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 8.03(b) and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the indemnified Party shall give the indemnifying Party prompt written notice thereof and the indemnifying Party shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the indemnifying Party’s expense. The indemnifying Party shall not, without the prior written consent of such indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the indemnified Party (such as an increase in the indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

Section 8.04 Periodic Payments. Any indemnification required by this Article VIII for costs, disbursements or expenses of any indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the indemnifying Party to each indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred, provided however, (i) any Losses related to TGS Claims shall first be paid from the TGS Escrow Amount and thereafter by the Buyer from its own separate funds and (ii) any Losses provided for in Section 8.01 other than with respect to the TGS Dispute shall first be paid from the Indemnity Escrow Account and any such Losses in excess of the funds held in such account being paid for by the respective Acquired Company Indemnifying Parties subject to a cap equal to the Indemnity Escrow Amount, except that any Losses arising out of a breach of a Fundamental Representation shall be subject to a cap equal to the Enterprise Value.

Section 8.05 Insurance and Other Collateral Sources. Losses that may be recovered shall take account of and be reduced by (a) any amounts recovered by an indemnified Party, pursuant to any indemnification by or indemnification agreement with any third party, and (b) the amount of any insurance proceeds, contribution payments or reimbursements actually received by the indemnified Party in respect thereof (each source identified in clauses (a) and (b), a “Collateral Source”). The indemnified Parties shall use commercially reasonable efforts to seek recovery from all Collateral Sources. If the amount to be reduced hereunder from any payment required under this Section 8.05 is received after payment is received by the indemnified Party of any amount otherwise required to be paid to an indemnified Party under this Article VIII, the indemnified Parties shall repay to the indemnifying Party, promptly after such receipt, any amount that the indemnifying Party would not have had to pay pursuant to this Section 8.05 had such receipt been made at or prior to the time of such payment to the indemnified Party. The indemnified Parties will conduct themselves in a reasonable and prudent manner in seeking such indemnification consistent with the manner in which it would conduct itself in the absence of this Article VIII.

Section 8.06 Time Limit. The obligations of the Acquired Company Indemnifying Party and the Buyer Indemnifying Party under Section 8.01 and Section 8.02 and the obligations of Marc Meisel or the most senior officer or manager of the Acquired Company in the event Mr. Meisel is unwilling or unable to perform his obligations under Section 3.13 and Section 6.04(l) shall survive the Closing Date for a period of 12 months, in each such case notwithstanding any investigation made by or on behalf of the Buyer, provided, however, that the survival period with respect to breaches of the representations in Sections 3.18 (Taxes, Tax Returns and Audits) shall last until the 60 days following the expiration of the applicable statute of limitations, and the representations and warranties of the Sellers as to the indemnification obligations under Sections 3.01 (Corporate Existence and Power), 3.02 (Due Authorization), 3.03 (Valid Obligation), 3.04 (Governmental Authorization), 3.05 (Authorized Shares and Capital), 3.07 (Title to and Issuance of the Acquired Company Stock), 3.17(b) (Validity of Regulatory License) and 3.19 (Finders or Brokers) and for fraud and intentional misrepresentation (each, a “Fundamental Representation”) shall survive indefinitely, except with respect to an indemnification claim asserted in accordance with the provisions of this Article VIII made prior to the expiration of such time limits which remains unresolved or which has been resolved but for which payment has not yet been made, for which the obligation to indemnify shall continue until such claim is resolved.

31

Section 8.07 Restrictions. Except in the case of fraud, intentional misrepresentation, breach of a Fundamental Representation or a TGS Claim, the Buyer shall make no claim against the Sellers for any Losses under Section 8.01(i) unless and until the aggregate amount of all Losses exceeds $[***] (the “Basket”), after which the Buyer may make claims for Losses in excess of the Basket. Notwithstanding anything to the contrary provided for herein, there shall be no Basket in connection with Losses relating to fraud, intentional misrepresentation or breach of a Fundamental Representation or a TGS Claim.

Section 8.08 Tax Savings. All indemnification payments under this Article VIII will be deemed adjustments to the Purchase Price for all Tax purposes, unless otherwise required by Law. Any calculation of indemnification payments shall be calculated on an “After Tax Basis”. For purposes of this Agreement, an “After Tax Basis” means that, in determining the amount of payment necessary to indemnify an indemnified Party, or to reimburse an indemnified Party for, Losses, the amount of such Losses shall be reduced to take into account any deduction, loss, credit, or other Tax benefit actually realized by the indemnified Party with respect to such Losses in the Tax period of such Losses and the subsequent Tax periods. A Tax benefit shall be treated as realized when it is actually realized or when it is available to be realized through commercially reasonable efforts taken by the relevant party, provided that in computing the amount of any such Tax benefit, the indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the incurrence or payment of any indemnified Losses. If a Tax benefit is not realized (a) in or prior to the Tax period during which an indemnifying Party makes an indemnification payment or (b) in the Tax period during which the indemnified Party incurs or pays any damages, then the indemnified Party shall thereafter make payments to the indemnifying Party at the end of each subsequent Tax period to reflect the Tax benefit realized in each such subsequent Tax period.

Section 8.09 No Double Recovery. The parties agree and acknowledge that where one and the same set of facts qualifies under more than one provision entitling an indemnified Party to a claim or remedy under this Agreement, such indemnified Party shall not be entitled to recovery under this Agreement, in the aggregate, in excess of the indemnifiable Losses suffered thereby. Without limiting the generality of the foregoing, no indemnified Party shall be able to recover any Losses for which it is otherwise entitled to indemnification under this Agreement to the extent such Losses have already been taken into account in determining the Purchase Price (including Indebtedness, Transaction Expenses and Transaction Bonuses).

Section 8.10 Exclusive Remedies. The parties hereto agree that, except (a) with respect to any remedies of any party with respect to fraud or intentional misrepresentation, (b) any party’s right to seek specific performance or injunctive or other equitable relief, or (c) with respect to any remedies of any party relating to any Seller who is an employee and/or consultant to the Acquired Company or the Buyer after the Closing, their sole and exclusive remedy with respect to any and all claims against another party for any inaccuracy in, breach of, or non-fulfillment of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in this Article VIII. For the avoidance of doubt, the limitation set forth in this Section 8.10 shall apply to all of the Transaction Documents entered into in connection herewith.

ARTICLE IX. DISPUTE RESOLUTION

Section 9.01 Arbitration.

(a)	The Parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

32

(b)	If the Parties cannot agree upon the Arbitrator within five (5) Business Days of the commencement of the efforts to so agree on an Arbitrator, each of the Parties shall select one arbitrator and the two arbitrators so selected shall select the Arbitrator.

(c)	The laws of the State of Florida shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of Florida applicable to a contract negotiated, signed, and wholly to be performed in the State of Florida, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within thirty (30) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)	The arbitration shall be held in Alachua County, Florida in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)	On application to the Arbitrator, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 9.01(c).

(f)	The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful Party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the Parties and not subject to appeal.

(g)	Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in Alachua County, Florida to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

Section 9.02 Waiver of Jury Trial; Exemplary Damages.

(a)	EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED, INCLUDING THE COMMITMENT LETTER, THE FEE LETTER, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.02(a).

(b)	Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

33

ARTICLE X. MISCELLANEOUS

Section 10.01 Sellers’ Representative.

(a)	Each Seller hereby irrevocably appoints Marc Meisel as Sellers’ Representative and attorney-in-fact and as TGS Escrow Agent to act on behalf of such Seller with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Sellers individually or by Sellers’ Representative pursuant to this Agreement, including the exercise of the power to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to take all actions on behalf of Sellers pursuant to this Agreement, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing. More specifically, the Sellers’ Representative shall have the authority to make all decisions and determinations and to take all actions (including agreeing to any amendments to this Agreement or any Transaction Document to which it is a party or to the termination hereof or thereof) required or permitted hereunder on behalf of each such Seller, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of each such Seller, and any notice, communication, document, certificate or information required (other than any notice required by Law or under the Acquired Company’s Organizational Documents) to be given to any Seller hereunder or pursuant to any Transaction Document shall be deemed so given if given to the Sellers’ Representative. Without limiting the generality of the foregoing, the Sellers’ Representative shall be authorized, in connection with the Closing, to execute all certificates, documents and agreements on behalf of and in the name of Sellers necessary to effectuate the Closing and related transactions. The Sellers’ Representative shall be authorized to take all actions on behalf of the Sellers in connection with any claims made under Article VIII of this Agreement and any TGS Claims, to defend or settle such claims, and to make payments in respect of such claims on behalf of Sellers.

(b)	No Seller shall have the right to object to, dissent from, protest or otherwise contest any such decision or action of the Sellers’ Representative. The provisions of this Section 10.01, including the power of attorney granted by this Section 10.01, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one Seller, or by operation of Law, whether by death or other event.

(c)	The Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the vote of the holders of a majority of the Acquired Shares immediately prior to Closing; provided, however, in no event shall Sellers’ Representative resign or be removed without the Sellers having first appointed a new Sellers’ Representative who shall assume such duties immediately upon the resignation or removal of Sellers’ Representative. In the event of the death, incapacity, resignation or removal of Sellers’ Representative, a new Sellers’ Representative shall be appointed by the vote of the holders of a majority of the Acquired Shares immediately prior to Closing. Notice of such vote or a copy of the written consent appointing such new Sellers’ Representative shall be sent to Buyer promptly following such vote or consent, such appointment to be effective upon the date indicated in such consent; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Sellers’ Representative as described in Section 10.01(a) above.

(d)	The Sellers’ Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Sellers’ Representative shall be conclusive evidence of good faith). The Sellers shall indemnify and hold harmless Sellers’ Representative from and against, compensate him, her or it for, reimburse him, her or it for and pay any and all Losses, arising out of and in connection with his, her or its activities as Sellers’ Representative under this Agreement, including without limitation any travel expenses such as transportation, lodging and meals, and attorney fees incurred in connection with Sellers actions as Seller Representative, in each case as such Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Loss or any portion thereof was primarily caused by the fraud, intentional misconduct or bad faith of the Sellers’ Representative, the Sellers’ Representative shall reimburse the Sellers the amount of such indemnified Loss attributable to such fraud, intentional misconduct or bad faith.

(e)	Upon the Closing, in accordance with Section 2.01(b)(i), Buyer shall wire to the Sellers’ Representative $1,500,000 (the “Representative Fund Amount”), which the Sellers’ Representative shall hold as agent and for the benefit of the Sellers in a segregated account (the “Representative Fund”) and shall be used for the purposes of paying directly, or reimbursing the Sellers’ Representative for, any third party expenses pursuant to this Agreement or any other Transaction Document. Sellers’ Representative will hold these funds separate from his personal funds and will not use these funds for any personal purposes. The Sellers shall not receive interest or other earnings on amounts in the Representative Fund. The Sellers acknowledge that the Sellers’ Representative is not providing any investment supervision, recommendations or advice. The Sellers’ Representative shall have no responsibility or liability for any loss of principal of the Representative Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the later of (i) the 24-month anniversary of the Closing or (ii) the final resolution in accordance with Article VIII of any indemnification claims by any Buyer Indemnitee prior to the 24-month anniversary of the Closing, the Sellers’ Representative shall distribute the remaining Representative Fund (if any) pro rata among the Sellers in accordance with their respective Shares owned prior to Closing. For tax purposes, the Representative Fund shall be treated as having been received and voluntarily set aside by the Sellers at the time of Closing. The Parties agree that the Sellers’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Fund.

34

Section 10.02 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of the State of Florida, without giving effect to the principles of conflicts of law thereunder. Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Alachua County, Florida. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

Section 10.03 Notices.

(a)	Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by email, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Buyer:

Harvest FINCO, Inc.

627 S. 48th Street, Suite 100

Tempe, Arizona 85281

ATTN: Sean Berberian, General Counsel

Email: [***]

With copies in either case, which shall not constitute notice, to:

Legal & Compliance, LLC

Attn: Lazarus Rothstein

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

Emails: [***]

If to the Acquired Company prior to the Closing or Sellers’ Representative:

Marc Meisel

[***]

35

With copies in either case, which shall not constitute notice, to:

Locke Lord LLP

777 South Flagler Drive, Suite 215-E

West Palm Beach, FL 33401 USA

Attn: John G. Igoe

Email: [***]

And, if to any of the Sellers to the address as set forth on the joinder for such Seller.

(b)	Any Party may change its address for notices hereunder upon notice to each other Party in the manner for giving notices hereunder.

(c)	Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by email with return receipt requested and received and (iv) three (3) days after mailing, if sent by registered or certified mail.

(d)	Sellers’ Representative does hereby agree that Locke Lord LLP may accept service of process on his behalf for any Action against Acquired Company prior to Closing or against Sellers’ Representative in his capacity as such.

Section 10.04 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.05 Confidentiality. Each Party agrees that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by Law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the applicable other Party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 10.06 Public Announcements and Filings. Unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties.

Section 10.07 Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other Party’s schedules delivered pursuant to this Agreement.

Section 10.08 Third Party Beneficiaries. This contract is strictly between the Buyer, the Acquired Company, and the Sellers, except as specifically provided, no other Person and no director, officer, stockholder employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 10.09 Expenses. Subject to Section 10.04, whether or not the Transaction is consummated, each of the Buyer and Acquired Company will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Transaction or any of the other transactions contemplated hereby; provided however, Buyer shall pay the fees, costs and expenses of the audit of the Acquired Company’s financial statements as provided for in the Audit Engagement Letter, and up to $[***] of the reasonable expenses incurred by the Acquired Company to pay its accounting firm James Moore & Co. for their work in providing documents and information to and assisting Haynie with such audit and incurred after the Original Agreement Date. The Acquired Company shall pay for such accounting work in excess of this amount and for any accounting services required to prepare the Acquired Company’s financial statements in accordance with GAAP. Payments to James Moore & Co. for their invoices up to such $[***] amount will be made by Buyer within 30 days of the invoice date; provided, however, if the Buyer terminates this Agreement pursuant to Section 7.01 (e), the amount of such invoices up to $[***] (if not paid by Buyer) shall be credited to payment of principal of the Bridge Loan.

36

Section 10.10 Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 10.11 [Intentionally Omitted].

Section 10.12 Amendment; Waiver; Remedies; Agent. At any time prior to the Closing, this Agreement may be amended, modified, superseded, terminated or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Buyer, Acquired Company and the Sellers.

(a)	Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.

(b)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)	Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

Section 10.13 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

Section 10.14 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 10.15 Exhibits and Schedules. Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement where its application is reasonably apparent on the face of the disclosure, even in the absence of an explicit cross reference. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Buyer to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 10.16 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the all of the other Parties and any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement. Notwithstanding this restriction, the Buyer may assign this Agreement to an affiliate that effectuates the Roll-Up Transactions (the “Permitted Assignee”). In the event of any assignment to the Permitted Assignee, the capitalization of the Assignee shall be identical to the capitalization of the Buyer as provided for in this Agreement (only with such changes as are not adverse to the Sellers and do not diminish any rights to which the Sellers were otherwise entitled) and all other representations and warranties of the Buyer shall be true and correct as they apply to the Permitted Assignee, and the Buyer shall continue to be bound by the terms of this Agreement as a primary obligor hereunder such that should the Permitted Assignee fail to perform any of its obligations hereunder, the Sellers and Sellers’ Representative shall be entitled to pursue performance against the Buyer. This Agreement shall be binding on the permitted successors and assigns of the Parties; provided, however, no such assignment will relieve any Party of their obligations under this Agreement.

37

Section 10.17 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Acquired Company Party and the Buyer shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 10.18 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

Section 10.19 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.20 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The execution and delivery of a facsimile or other electronic transmission of a signature to this Agreement shall constitute delivery of an executed original and shall be binding upon the person whose signature appears on the transmitted copy.

Section 10.21 Severability. If any court, arbitrator or administrative agency of a competent jurisdiction finds any provision of this Agreement is illegal, invalid or unenforceable but would be legal, valid or enforceable if some part or parts of it were deleted or modified, or if the period or area of application were reduced, then such provision shall apply automatically with such modification as is necessary to make it legal, valid and enforceable under applicable laws, and otherwise this Agreement shall continue in full force and effect.

Section 10.22 Non-Compete. From and after the Closing and conditioned upon the occurrence of the Closing, each Seller agrees not to engage in, have an ownership interest in, or participate in any other cannabis-related business in the State of Florida (a “Restricted Business”) during the 24 month period following Closing, except that Sellers shall not be prohibited from owning (a) securities of the Buyer, (b) up to 5% of a Restricted Business so long as such ownership is solely for investment purposes and such Seller does not actively participate in or render services to such Restricted Business, and (c) investments owned by a Seller prior to the Original Agreement Date.

Section 10.23 Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Sellers’ Representative and the Sellers shall have the right, at their respective elections, to retain Locke Lord LLP and/or Kasowitz Benson Torres LLP to represent them in such matter, and the Buyer, for itself and, after the Closing, and for their respective successors and assigns, hereby irrevocably waive and consent to any such representation in any such matter and the communication by such counsel to the Sellers’ Representative and any Seller in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Acquired Company.

Section 10.24 Protected Communications. The parties to this Agreement agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of the Acquired Company in and to all Protected Communications shall thereupon transfer to and be vested solely in the Sellers’ Representative solely for the benefit of the Sellers, and (b) subject to applicable Law, any and all protections from disclosure, including, but not limited to, attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by the Acquired Company shall thereupon be vested exclusively in the Sellers’ Representative solely for the benefit of the Sellers and shall be exercised or waived solely as directed by the Sellers’ Representative. All rights, files, and information that are not Protected Communications, including matters that relate to the operations and Business of the Acquired Company and the liabilities of the Acquired Company shall belong solely to the Acquired Company; provided that Sellers’ Representative shall have a joint privilege interest with the Acquired Company in all information relating to the TGS Dispute and TGS Claims for the purposes of administering such TGS Dispute and TGS Claims in accordance herewith. Neither the Acquired Company, Buyer nor any Person acting on any of their behalves shall, without the prior written consent of the Sellers’ Representative, assert or waive or attempt to assert or waive any such applicable protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection with respect to, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in connection with any dispute or Action with the Sellers’ Representative or the Sellers relating to or in connection with, this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein; provided, however, the foregoing shall neither prohibit Buyer from seeking proper discovery of such documents nor the Sellers’ Representative from asserting that such documents are not discoverable to the extent that applicable attorney-client privileges and work product protections have attached thereto. Notwithstanding the foregoing, in the event that a dispute arises between Buyer and the Acquired Company, on the one hand, and a Person other than the Sellers’ Representative, a Seller or one of their Affiliates, on the other hand, after the Closing, Buyer, the Acquired Company and any of its Subsidiaries, as applicable, may assert the attorney-client privilege to prevent disclosure of Protected Communications to such third party.

[Signatures Appear on Following Page]

38

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BUYER:

Harvest FINCO, Inc. f/k/a Harvest Enterprises, Inc.

By:	/s/ Sean B. Berberian
Name:	Sean B. Berberian
Title:	General Counsel

ACQUIRED COMPANY:

San Felasco Nurseries, Inc.

By:	/s/ Marc Meisel
Name:	Marc Meisel
Title:	Chief Executive Officer

SELLERS’ REPRESENTATIVE:

/s/ Marc Meisel
Marc Meisel, solely in his capacity as Sellers’ Representative

Amended and Restated

Share Exchange Agreement

Exhibit A

Acquired Company Shareholders

			No. of Acquired
			Company Shares
			(Class B) to be Issued	Total Acquired
			To FLW Upon	Company Shares
	No. of	No. of	Conversion	(assuming
	Acquired Company	Acquired Company	of FLW Note (as of	conversion as of	% of			Pro
Shareholder Name	Shares (Class A)	Shares (Class B)	October 25, 2018)[1]	October 25, 2018)	Acquired Company	Cash Consideration	Stock Consideration	Rata Share

[***]	181,034.00	186,842.545	86,685.000	454,561.545	17.712%			17.712%
[***]	0.00	154,981.493		154,981.493	6.039%			6.039%
[***]	0.00	154,981.493		154,981.493	6.039%			6.039%
[***]	0.00	220,745.435		220,745.435	8.601%			8.601%
[***]	0.00	1,557,329.272		1,557,329.272	60.682%			60.682%
[***]	0.00	5,490.695		5,490.695	0.214%			0.214%
[***]	0.00	4,574.224		4,574.224	0.178%			0.178%
[***]	0.00	4,574.224		4,574.224	0.178%			0.178%
[***]	0.00	9,150.480		9,150.480	0.357%			0.357%
Totals:	181,034.00	2,298,669.860	86,685.000	2,566,388.860	100.000%			100.000%

1The Acquired Company previously issued to Florida Wellness LLC (“FLW”) that certain Convertible Promissory Note, dated March 1, 2017, original principal amount of $1,100,000 (the “FLW Note”). In connection with the Closing, the outstanding principal amount and all unpaid and accrued interest under the FLW Note shall be converted at FLW’s option into shares of Class B Common Stock of the Acquired Company, at a valuation cap for the Acquired Company currently set at $38,013,860.17. The cap table provided above provides conversion of the outstanding principal amount and all unpaid and accrued interest under the FLW Note as of October 25, 2018 and such numbers shall be updated on the Closing Date to provide for additional accrued interest to be converted. The FLW Note accrues approximately $405.04 in interest per day, which results in approximately an additional 26 shares of Class B Common Stock per day to be issued in connection with conversion. For the avoidance of doubt, the amounts converted under the FLW Note shall reduce the amount of the Indebtedness by the amount converted and increase the number of Acquired Shares by the number of shares of the Acquired Company issuable upon conversion of the FLW Note.

Exhibit B

Deposit Escrow Agreement

(see attached)

[***]

Schedule 4.03

Options or Warrants

1. Roll Up Transactions. Buyer intends to enter into one or more Property for Stock Exchange Agreements (the “Integrated Exchange Agreements”) with the owners of the entities set for on Schedule 4.03(a) (the “Affiliate Transaction Entities”) whereby it will acquire controlling ownership interests of such entities in exchange for the issuance of up 99,000,000 shares of the Buyer’s Class A Common stock and 1,000,000 shares of the Buyer’s Class B Common Stock.

2. Convertible Notes. An affiliate of the Buyer that, along with the Buyer, intends to be acquired by the Acquiror has issued and outstanding up to $50,000,000 of principal amount convertible notes (the “Notes”) which may be converted into a number of shares of Acquiror’s common stock determined by dividing the amount due under the Notes by the lesser of (A) the value of each issued and outstanding share of the Acquiror’s Common Stock as of the time of conversion on a deemed enterprise valuation of the Acquiror of $840,000,000 and (B) 70% of the sale price of shares of Acquiror’s Common Stock in the Public Offering. In the event that the RTO Transaction is completed, or a change of control occurs, on or after January 1, 2019, the Notes will be converted based on the lesser of (A) a deemed enterprise valuation of the Acquiror of $840,000,000 and (B) 60% of the sale price of shares of common stock in the Public Offering.

Schedule 4.03(a)

Affiliate Transaction Entities

Roll-Up Entity	Jurisdiction of Organization

Harvest Dispensaries, Cultivations & Production Facilities, LLC	Arizona
Dream Steam, LLC	Arizona
Harvest Arkansas Holding, LLC	Arkansas
Natural State Capital, LLC	Arkansas
Natural State Wellness Investments, LLC	Arkansas
Harvest of California, LLC	California
Harvest of Hesperia, LLC	California
Harvest of Lake Elsinore, LLC	California
Harvest of Merced, LLC	California
Harvest of Moreno Valley, LLC	California
Holdings of Harvest CA, LLC	California
Harvest of San Bernardino, LLC	California
Harvest of Santa Monica, LLC	California
Harvest of Napa, Inc.	California
Harvest DCP of Florida, LLC	Florida
Harvest DCP of Maryland, LLC	Maryland
Harvest Mass Holding I, LLC	Massachusetts
Harvest Michigan Holding I, LLC	Michigan
Harvest Delta of Michigan, LLC	Michigan
BRLS NV Properties V, LLC	Nevada
Harvest of Nevada, LLC	Nevada
Harvest DCP of Ohio, LLC	Ohio
Harvest of Ohio Management, LLC	Ohio
Harvest Grows Management, LLC	Ohio
Harvest Grows Properties, LLC	Ohio
BRLS OH Properties III, LLC	Ohio
Harvest DCP of Pennsylvania, LLC	Pennsylvania
SMPB Management, LLC	Pennsylvania
Harvest of PA Management, LLC	Pennsylvania

Schedule 4.09

Approval of Agreement

The holders of a majority of the then-outstanding principal amount under the Notes are required to approve the Transaction; and Buyer will provide evidence of such approval upon the Original Agreement Date.

Schedule 4.14

Title to Assets

The Assets of the Buyer are subject to a security interest in favor of the holders of the Notes as described in Schedule 4.03 and may become subject to security interest in favor of a lender in an amount not to exceed $20,000,000.